Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-201984,
333-201984-09

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee
Teva Pharmaceutical Finance Netherlands III B.V. 1.400% Senior Notes due 2018	$1,500,000,000	$151,050	(1)
Teva Pharmaceutical Industries Limited Guarantee of Teva Pharmaceutical Finance Netherlands III B.V. 1.400% Senior Notes due 2018	(2)	(2)
Teva Pharmaceutical Finance Netherlands III B.V. 1.700% Senior Notes due 2019	$2,000,000,000	$201,400	(1)
Teva Pharmaceutical Industries Limited Guarantee of Teva Pharmaceutical Finance Netherlands III B.V. 1.700% Senior Notes due 2019	(2)	(2)
Teva Pharmaceutical Finance Netherlands III B.V. 2.200% Senior Notes due 2021	$3,000,000,000	$302,100	(1)
Teva Pharmaceutical Industries Limited Guarantee of Teva Pharmaceutical Finance Netherlands III B.V. 2.200% Senior Notes due 2021	(2)	(2)
Teva Pharmaceutical Finance Netherlands III B.V. 2.800% Senior Notes due 2023	$3,000,000,000	$302,100	(1)
Teva Pharmaceutical Industries Limited Guarantee of Teva Pharmaceutical Finance Netherlands III B.V. 2.800% Senior Notes due 2023	(2)	(2)
Teva Pharmaceutical Finance Netherlands III B.V. 3.150% Senior Notes due 2026	$3,500,000,000	$352,450	(1)
Teva Pharmaceutical Industries Limited Guarantee of Teva Pharmaceutical Finance Netherlands III B.V. 3.150% Senior Notes due 2026	(2)	(2)
Teva Pharmaceutical Finance Netherlands III B.V. 4.100% Senior Notes due 2046	$2,000,000,000	$201,400	(1)
Teva Pharmaceutical Industries Limited Guarantee of Teva Pharmaceutical Finance Netherlands III B.V. 4.100% Senior Notes due 2046	(2)	(2)
Total	$15,000,000,000	$1,510,500

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. A filing fee of $1,510,500 has been transmitted to the SEC in connection with the securities offered from the registration statement (File Nos. 333-201984 and 333-201984-09) by means of this prospectus supplement.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 13, 2016)

$15,000,000,000

Teva Pharmaceutical Finance Netherlands III B.V.

$1,500,000,000 1.400% Senior Notes due 2018

$2,000,000,000 1.700% Senior Notes due 2019

$3,000,000,000 2.200% Senior Notes due 2021

$3,000,000,000 2.800% Senior Notes due 2023

$3,500,000,000 3.150% Senior Notes due 2026

$2,000,000,000 4.100% Senior Notes due 2046

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance Netherlands III B.V. (“Teva Finance”) is offering

•	$1,500,000,000 of its 1.400% Senior Notes due 2018 (the “2018 notes”);

•	$2,000,000,000 of its 1.700% Senior Notes due 2019 (the “2019 notes”);

•	$3,000,000,000 of its 2.200% Senior Notes due 2021 (the “2021 notes”);

•	$3,000,000,000 of its 2.800% Senior Notes due 2023 (the “2023 notes”);

•	$3,500,000,000 of its 3.150% Senior Notes due 2026 (the “2026 notes”); and

•	$2,000,000,000 of its 4.100% Senior Notes due 2046 (the “2046 notes” and, collectively with the 2018 notes, the 2019 notes, the 2021 notes, the 2023 notes and the 2026 notes, the “notes”).

The 2018 notes will mature on July 20, 2018, the 2019 notes will mature on July 19, 2019, the 2021 notes will mature on July 21, 2021, the 2023 notes will mature on July 21, 2023, the 2026 notes will mature on October 1, 2026 and the 2046 notes will mature on October 1, 2046. Interest on the 2018 notes will be payable semi-annually in arrears on January 20 and July 20 of each year, beginning January 20, 2017, to the holders of record at the close of business on the preceding January 5 and July 5, respectively (whether or not a business day). Interest on the 2019 notes will be payable semi-annually in arrears on January 19 and July 19 of each year, beginning January 19, 2017, to the holders of record at the close of business on the preceding January 4 and July 4, respectively (whether or not a business day). Interest on the 2021 notes and the 2023 notes will be payable semi-annually in arrears on January 21 and July 21 of each year, beginning January 21, 2017, to the holders of record at the close of business on the preceding January 6 and July 6, respectively (whether or not a business day). Interest on the 2026 notes and the 2046 notes will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2017, to the holders of record at the close of business on the preceding March 15 and September 15, respectively (whether or not a business day). Payment of all principal and interest payable on the notes is unconditionally guaranteed by Teva Pharmaceutical Industries Limited (“Teva”).

Teva Finance may redeem its notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. The notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted on a semi-annual basis, at a rate equal to the sum of the Treasury Rate plus 12.5 basis points, in the case of the 2018 notes, 15 basis points, in the case of the 2019 notes, 20 basis points, in the case of the 2021 notes, 25 basis points, in the case of the 2023 notes, 25 basis points, in the case of the 2026 notes, or 30 basis points, in the case of the 2046 notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If the closing of the acquisition of Actavis Generics (as defined below) does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement (as defined below) is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption (the “special mandatory redemption”) at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, from the date of initial issuance of the notes up to, but not including, the special redemption date. See “Description of the Notes and the Guarantees—Special Mandatory Redemption.”

The notes will be unsecured senior obligations of Teva Finance, which is an indirect subsidiary of Teva, and the guarantees will be unsecured senior obligations of Teva. Teva estimates that it will receive net proceeds of approximately $14.9 billion from this offering after deducting the underwriting discounts and estimated offering expenses payable by Teva. Teva intends to use such net proceeds, together with the net proceeds of its anticipated Euro and Swiss Franc (“CHF”) denominated senior note offerings, cash on hand, borrowings under its new term loan facility and additional borrowings under its short-term credit facilities, to finance its acquisition of Allergan plc’s worldwide generic pharmaceuticals business and certain other assets, to pay related fees and expenses, and/or otherwise for general corporate purposes. See “Use of Proceeds.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2018 Note	Total	Per 2019 Note	Total	Per 2021 Note	Total	Per 2023 Note	Total	Per 2026 Note	Total	Per 2046 Note	Total
Offering price	99.914%	$1,498,710,000	99.991%	$1,999,820,000	99.835%	$2,995,050,000	99.666%	$2,989,980,000	99.734%	$3,490,690,000	99.167%	$1,983,340,000
Underwriting discount	0.225%	$3,375,000	0.250%	$5,000,000	0.350%	$10,500,000	0.400%	$12,000,000	0.450%	$15,750,000	0.875%	$17,500,000
Proceeds to issuer (before expenses)	99.689%	$1,495,335,000	99.741%	$1,994,820,000	99.485%	$2,984,550,000	99.266%	$2,977,980,000	99.284%	$3,474,940,000	98.292%	$1,965,840,000

The underwriters expect to deliver the notes to investors through the book-entry facilities of The Depository Trust Company (“DTC”) and its direct participants, including Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, and Clearstream Banking, société anonyme (“Clearstream”), on or about July 21, 2016.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	BNP PARIBAS	Credit Suisse	HSBC	Mizuho Securities

Citigroup	Morgan Stanley	RBC Capital Markets	SMBC Nikko

Co-Managers

Bank of China	BBVA	COMMERZBANK	Lloyds Securities

MUFG	PNC Capital Markets LLC	Scotiabank	TD Securities

The date of this prospectus supplement is July 18, 2016.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Teva Finance or any of the managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither Teva Finance nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Teva Finance or the underwriters to publish a prospectus for such offer. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

In connection with the issue of the notes, the joint book-running managers (or persons acting on behalf of any of the joint book-running managers) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the joint book-running managers (or persons acting on behalf of a joint book-running manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, such stabilizing, if commenced, may be discontinued at any time but must be ended no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of allotment of the notes. Any stabilization action or over-allotment must be conducted by the relevant joint book-running managers (or persons acting on behalf of any joint book-running manager) in accordance with all applicable laws and rules.

i

Prospectus Supplement

Prospectus

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all references to the “Company,” “we,” “us,” “our” or “Teva” refer to Teva Pharmaceutical Industries Limited and its subsidiaries. All references to “Teva Finance” or the “issuer” refer to Teva Pharmaceutical Finance Netherlands III B.V., an indirect subsidiary of Teva. All references to the “accompanying prospectus” are to the prospectus dated July 13, 2016.

The Company

We are a global pharmaceutical company, committed to increasing access to high-quality healthcare by developing, producing and marketing affordable generic medicines and a focused portfolio of specialty medicines. We operate in pharmaceutical markets worldwide, with a significant presence in the United States, Europe and other markets. As a world-leading pharmaceutical company, we are strategically positioned to benefit from ongoing changes in the global healthcare environment.

We seek to address unmet patient needs while capitalizing on evolving market, economic and legislative dynamics in global healthcare. These dynamics include the aging population, increased spending on pharmaceuticals in emerging markets, economic pressure on governments and private payors to provide accessible healthcare solutions, legislative and regulatory reforms, an increase in patient awareness and the growing importance of over-the-counter (“OTC”) medicines.

We believe that our dedicated leadership and employees, world-leading generics expertise and portfolio, focused specialty portfolio, global reach, robust research and development (“R&D”) capabilities and global infrastructure and scale position us to take advantage of opportunities created by these dynamics.

Segments

We operate our business in two segments:

•	Generic medicines, which include chemical and therapeutic equivalents of originator medicines in a variety of dosage forms, including tablets, capsules, injectables, inhalants, liquids, ointments and creams. We are the leading generic drug company in the United States and Europe, and we have a significant or growing presence in our Rest of the World markets. We are also one of the world’s leading manufacturers of active pharmaceutical ingredients.

•	Specialty medicines, which include several franchises, most significantly our core therapeutic areas of central nervous system medicines such as Copaxone®, Azilect® and Nuvigil® and of respiratory medicines such as ProAir® HFA and QVAR®. Our specialty medicines segment includes other therapeutic areas, such as oncology medicines, including Treanda®, women’s health and selected other areas.

In addition to these two segments, we have other activities, primarily PGT Healthcare (“PGT”), our OTC joint venture with The Procter & Gamble Company (“P&G”).

Actavis Generics Acquisition

On July 26, 2015, we entered into a definitive agreement (the “Master Purchase Agreement”) with Allergan plc (“Allergan”) to acquire its worldwide generic pharmaceuticals business and certain other assets (“Actavis Generics”). Following an amendment to the Master Purchase Agreement, dated July 11, 2016, we will pay total consideration of $33.5 billion in cash and approximately 100 million of Teva’s ordinary shares, to be issued to Allergan at the closing of the transaction. Closing of the transaction is subject to certain conditions, including relevant regulatory approvals. Other than the closing conditions that can only be satisfied on the closing date, we believe that the only unsatisfied closing condition is the approval of the U.S. Federal Trade Commission (“FTC”). We expect that closing will occur shortly, based upon our current estimate of the timing to obtain clearance from the FTC. We previously received regulatory approval from the European Commission for the acquisition, subject to certain divestitures. In connection with the closing of the Actavis Generics acquisition, due to regulatory requirements, Teva expects to divest products with aggregate revenues in 2015 of approximately $1.1 billion.

Following consummation of the acquisition, our generic medicines segment is expected to make up a much larger percentage of our revenues. Further information about the Actavis Generics acquisition, including a copy of the Master Purchase Agreement, as amended, is contained in our Reports of Foreign Private Issuer on Form 6-K filed by us with the U.S. Securities and Exchange Commission (the “SEC”) on July 28, 2015 and July 13, 2016.

We expect to finance the $33.5 billion cash consideration for the Actavis Generics acquisition, together with related fees and expenses, with the net proceeds of this offering, together with the net proceeds of our anticipated Euro senior notes offering and CHF senior notes offering (each as defined below), which we expect to commence shortly after this offering, cash on hand (including the proceeds of our offerings of American Depositary Shares (“ADSs”) and mandatory convertible preferred shares in December 2015), borrowings under our new term loan facility and additional borrowings under our short-term credit facilities. Depending on the timing of the closing of the Actavis Generics acquisition, we may need to borrow additional funds under our bridge facility, which we expect to repay with the proceeds of this offering and the other contemplated offerings.

Actavis Generics

Actavis Generics includes, with certain exceptions, Allergan’s U.S. and international generic commercial units, third-party supplier Medis, global generic manufacturing operations, global generic R&D unit, international OTC commercial unit (excluding OTC eye care products) and some mature international brands. Actavis Generics has operations in more than 60 countries, with the United States representing more than half of the revenues of the business in 2015 and for the three months ended March 31, 2016. Its other major markets include the United Kingdom (which Teva is divesting), Russia and Poland. As of March 31, 2016, Actavis Generics marketed over 300 generic pharmaceutical product families in the U.S.

Actavis Generics’ growth strategy has focused on (i) internal development of differentiated and high-demand products, including challenging patents associated with these products, (ii) establishment of strategic alliances and collaborations and (iii) acquisitions of complementary products and companies. Actavis Generics also develops and out-licenses generic pharmaceutical products through its Medis third party business.

Actavis Generics sells generic pharmaceutical products primarily to drug wholesalers, retailers and distributors, including national retail drug and food store chains, hospitals, clinics, mail order retailers, government agencies and managed healthcare providers such as health maintenance organizations and other institutions.

Actavis Generics has devoted significant resources to R&D. It conducts its R&D activities through a network of global R&D centers, the majority of which are being acquired by Teva. As a result of these activities, Actavis Generics had a pipeline of more than 220 Abbreviated New Drug Applications (“ANDAs”) on file in the United States as of March 31, 2016.

The special purpose combined financial statements and other information relating to Actavis Generics are included in a Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on July 13, 2016. See also the pro forma financial information included herein under “Unaudited Pro Forma Condensed Combined Financial Statements.”

Strategic Rationale

The acquisition will combine two generics businesses with complementary strengths, brands and cultures, creating a leading product portfolio and pipeline. The resulting product portfolio will be complemented by a significantly expanded and more efficient global footprint, including strengthened operations, sales and R&D platforms in attractive markets around the world. Teva will seek to leverage this expanded generics pipeline, R&D capabilities, operational network, supply chain, global commercial deployment and infrastructure to achieve greater efficiencies across the healthcare system and provide patients and consumers worldwide with better access to high quality affordable medicines.

In acquiring Actavis Generics, Teva seeks to create a dynamic generics and specialty pharmaceutical company that integrates and leverages our combined expertise to develop innovative products. Teva will continue to seek to develop high-value medicines, with an emphasis on complex and branded generics, focused on the needs of patients and the people who care for them. In particular, Teva believes that the acquisition will:

•	Provide Substantial Financial Benefits. The transaction is expected to provide substantial financial benefits for Teva, including more highly diversified revenues and profits, and substantial cost synergies and tax savings. Actavis Generics had net revenues and total direct expenses of $6,184.4 million and $5,367.4 million, respectively, in the year ended December 31, 2015, and $1,289.6 million and $1,201.3 million, respectively, in the three months ended March 31, 2016. In addition, Teva expects to achieve substantial cost synergies and tax savings due to increased efficiencies in operations, G&A, manufacturing, and sales and marketing.

•	Create Leading Generics Portfolio and Pipeline. Following the acquisition (giving effect to required divestitures), Teva will have an enhanced portfolio of generic products and an attractive pipeline of approximately 326 pending ANDAs in the United States, including approximately 123 exclusive U.S. “first-to-file” pending ANDAs (including shared exclusivities).

•	Enhance R&D Capabilities and Technology. Following the acquisition, Teva will have what it believes will be among the most advanced R&D capabilities in the generics industry. These capabilities will enhance Teva’s ability to develop and offer a portfolio of complex and differentiated generic products.

•	Bolster Specialty Development Pipeline. Teva further expects to leverage these enhanced R&D capabilities with its expertise in its core specialty therapeutic areas to develop novel products based on known molecules, thereby expanding its specialty product portfolio.

•	Expand Global Commercial Reach. Through the acquisition, Teva will have a commercial presence across 100 markets, including a leading position in over 40 markets, positioning Teva to significantly enhance the global scale and efficiency of its sales and R&D platforms.

We caution you that we may not realize the anticipated benefits of the acquisition. See “Risk Factors—Risks Related to the Actavis Generics Acquisition.” Additionally, Actavis Generics’ business is subject to risks similar to those described in the risk factors that are incorporated herein by reference, and the combined business will continue to be subject to risks including ongoing consolidation of the pharmaceutical industry customer base.

Financing Transactions

In connection with the Actavis Generics acquisition, the following transactions (collectively, the “Financing Transactions”) have occurred or are expected to occur:

•	we issued 59,400,000 ADSs and 3,712,500 mandatory convertible preferred shares in December 2015 (including ADSs and shares issued pursuant to the underwriters’ exercise of over-allotment options in January 2016);

•	in addition to the $15 billion aggregate principal amount of the notes in this offering, finance subsidiaries of Teva plan to issue senior notes denominated in Euro (the “Euro senior notes offering”) and senior notes denominated in Swiss francs (the “CHF senior notes offering”), which are expected to comprise an aggregate principal amount of approximately $5 billion;

•	we plan to borrow approximately $5 billion under the new term loan facility that we entered into in November 2015; and

•	we plan to borrow approximately $2.8 billion under our short-term credit facilities (our bridge facility and/or revolving line of credit).

The foregoing description of the Financing Transactions is included herein solely for informational purposes. The Euro senior notes offering and the CHF senior notes offering will each be made by means of a separate, standalone offering memorandum, and not by means of this prospectus supplement. The amount and terms and conditions of the Euro senior notes offering and the CHF senior notes offering are subject to market conditions. There can be no assurance that we will be able to complete the Euro senior notes offering or the CHF senior notes offering on terms and conditions acceptable to us or at all. This offering is not contingent on the completion of the Euro senior notes offering or the CHF senior notes offering.

Teva

Teva was incorporated in Israel on February 13, 1944, and is the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 4951033, Israel, and our telephone number is +972-3-926-7267.

Teva Finance

Teva Finance is a Dutch private limited liability company that was formed on September 21, 2015. Its address is Piet Heinkade 107, 1019 GM Amsterdam, Netherlands, telephone number +31 (0)20-2193000.

The Offering

Issuer	Teva Pharmaceutical Finance Netherlands III B.V. (“Teva Finance”), which is an indirect, wholly owned subsidiary of Teva Pharmaceutical Industries Limited (“Teva”) and has no assets or operations other than in connection with this offering.

Securities Offered	•	$1,500,000,000 aggregate principal amount of the 1.400% Senior Notes due 2018 (the “2018 notes”);

•	$2,000,000,000 aggregate principal amount of the 1.700% Senior Notes due 2019 (the “2019 notes”);

•	$3,000,000,000 aggregate principal amount of the 2.200% Senior Notes due 2021 (the “2021 notes”);

•	$3,000,000,000 aggregate principal amount of the 2.800% Senior Notes due 2023 (the “2023 notes”);

•	$3,500,000,000 aggregate principal amount of the 3.150% Senior Notes due 2026 (the “2026 notes”); and

•	$2,000,000,000 aggregate principal amount of the 4.100% Senior Notes due 2046 (the “2046 notes” and, collectively with the 2018 notes, the 2019 notes, the 2021 notes, the 2023 notes and the 2026 notes, the “notes”).

Guarantees	Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal and interest, whether at maturity, upon redemption, by acceleration or otherwise (including any additional amounts in respect of taxes as described in “Description of the Notes and the Guarantees—Additional Tax Amounts”), if any, on the notes of each series.

Ranking	As indebtedness of Teva, the guarantees will rank:

•	senior to the rights of creditors under any debt expressly subordinated to the guarantees;

•	equally with other unsecured debt of Teva from time to time outstanding other than any that is subordinated to the guarantees;

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness; and

•	effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries.

Maturity Dates	•	The 2018 notes will mature on July 20, 2018;

•	The 2019 notes will mature on July 19, 2019;

•	The 2021 notes will mature on July 21, 2021;

•	The 2023 notes will mature on July 21, 2023;

•	The 2026 notes will mature on October 1, 2026; and

•	The 2046 notes will mature on October 1, 2046.

Interest Payment Dates	•	January 20 and July 20 of each year, beginning January 20, 2017, and at maturity, with respect to the 2018 notes;

•	January 19 and July 19 of each year, beginning January 19, 2017, and at maturity, with respect to the 2019 notes;

•	January 21 and July 21 of each year, beginning January 21, 2017, and at maturity, with respect to the 2021 notes and the 2023 notes; and

•	April 1 and October 1 of each year, beginning April 1, 2017, and at maturity, with respect to the 2026 and the 2046 notes.

Interest Rates	•	1.400% per year in the case of the 2018 notes;

•	1.700% per year in the case of the 2019 notes;

•	2.200% per year in the case of the 2021 notes;

•	2.800% per year in the case of the 2023 notes;

•	3.150% per year in the case of the 2026 notes; and

•	4.100% per year in the case of the 2046 notes.

Optional Redemption	Teva Finance may redeem the notes of any series, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. The notes of each series will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined under “Description of the Notes and the Guarantees—Optional Redemption by the Issuer”) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in “Description of the Notes and the Guarantees—Optional Redemption by the Issuer”) plus 12.5 basis points, in the case of the 2018 notes, 15 basis points, in the case of the 2019 notes, 20 basis points, in the case of the 2021 notes, 25 basis points, in the case of the 2023 notes, 25 basis points, in the case of the 2026 notes, or 30 basis points, in the case of the 2046 notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Special Mandatory Redemption	If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, from the date of initial issuance of the notes up to, but not including, the special redemption date. See “Description of the Notes and the Guarantees—Special Mandatory Redemption.”

Use of Proceeds	Teva estimates that it will receive net proceeds of approximately $14.9 billion from this offering after deducting the underwriting discounts and estimated offering expenses payable by Teva.

Teva intends to use such net proceeds, together with the net proceeds of its anticipated Euro senior notes offering and CHF senior notes offering, cash on hand (including the proceeds of our offerings of ADSs and mandatory convertible preferred shares in December 2015), borrowings under its new term loan facility and additional borrowings under its short-term credit facilities, to finance its acquisition of Actavis Generics, to pay related fees and expenses and/or otherwise for general corporate purposes. Depending on the timing of the closing of the Actavis Generics acquisition, we may need to borrow additional funds under our bridge facility, which we expect to repay with the proceeds of this offering and the other contemplated offerings. See “Use of Proceeds.”

As described above, if the closing of the Actavis Generics acquisition does not occur on or prior October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, from the date of initial issuance of the notes up to, but not including, the special redemption date (as defined under “Description of the Notes and the Guarantees—Special Mandatory Redemption”). See “Description of the Notes and the Guarantees—Special Mandatory Redemption.”

Form, Denomination and Registration	The notes of each series will be issued only in fully registered form without coupons and in minimum denominations of $2,000 principal amount and whole multiples of $1,000 in excess of $2,000. Each series of notes will be evidenced by one or more global registered notes deposited with the trustee of the notes, as custodian for DTC. Beneficial interests in the global registered notes will be shown on, and transfers will be effected through, records maintained by DTC and its direct and indirect participants.

Absence of a Public Market for the Notes	The notes are new securities for which no market currently exists. One or more of the underwriters have advised us that they intend to make markets in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make markets in the notes, and they may discontinue this market making at any time in their sole discretion. We cannot assure you that any active or liquid market will develop in the notes.

Listing	The notes will not be listed on any securities exchange or included in any automated quotation system.

Trustee and Paying Agent	The Bank of New York Mellon

Conflicts of Interest	As described in “Use of Proceeds,” depending on the timing of the closing of the Actavis Generics acquisition, Teva may need to borrow additional funds under its bridge facility, which it expects to repay with the proceeds of this offering and the other contemplated offerings. Affiliates of each of the underwriters are lenders under the new term loan facility, the revolving line of credit and the bridge facility and, in the event that the net proceeds of this offering are used to repay the borrowings under the bridge facility, the underwriters and their affiliates that are lenders under that facility will receive 5% or more of the proceeds from this offering. Because of the manner in which the net proceeds from this offering may be used, this offering will be conducted in accordance with FINRA Rule 5121. Under FINRA Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	Before you invest in the notes, you should carefully consider the risks involved. Accordingly, you should carefully consider the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the discussions under “Risk Factors” beginning on page S-12.

Summary Selected Historical and Pro Forma Financial Data of Teva

The following summary selected operating data of Teva for each of the years in the three-year period ended December 31, 2015 and summary selected balance sheet data at December 31, 2015 and 2014 are derived from Teva’s audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The summary selected operating data for each of the years in the two-year period ended December 31, 2012 and summary selected balance sheet data at December 31, 2013, 2012 and 2011 are derived from other audited consolidated financial statements of Teva, which have been prepared in accordance with U.S. GAAP.

The summary selected unaudited financial information of Teva as of March 31, 2016 and for each of the three-month periods ended March 31, 2016 and 2015 are derived from unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Such financial statements include, in Teva’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on these interim results as being indicative of results Teva may expect for the full year or any other interim period.

The unaudited pro forma financial information of Teva is based upon the historical financial statements of Teva and the special purpose combined statements of net assets acquired and revenues and direct expenses of Actavis Generics for the year ended December 31, 2015 and for the three-month period ended March 31, 2016, which are incorporated by reference herein, adjusted to give effect to the Actavis Generics acquisition and related financing, as described under “Unaudited Pro Forma Condensed Combined Financial Statements” included in this prospectus supplement.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Teva, and you should read the summary selected historical financial data together with Teva’s audited and unaudited consolidated financial statements and related notes and “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F for the year ended December 31, 2015 and Reports of Foreign Private Issuer on Form 6-K incorporated into this prospectus supplement by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Operating Data

	For the three months ended March 31,			For the year ended December 31,
	Pro forma 2016	2016	2015	Pro forma 2015	2015	2014	2013	2012	2011
	(unaudited)			(unaudited)
	U.S. dollars in millions (except per share and share amounts)
Net revenues	5,803	4,810	4,982	24,708	19,652	20,272	20,314	20,317	18,312
Cost of sales	3,029	2,019	2,146	12,560	8,296	9,216	9,607	9,665	8,797

Gross profit	2,774	2,791	2,836	12,148	11,356	11,056	10,707	10,652	9,515
Research and development expenses	501	389	332	1,946	1,525	1,488	1,427	1,356	1,095
Selling and marketing expenses	946	839	922	3,985	3,478	3,861	4,080	3,879	3,478
General and administrative expenses	442	304	307	1,787	1,239	1,217	1,239	1,238	932
Legal settlements, loss contingencies, impairments, restructuring and others	85	94	526	1,843	1,762	539	2,312	1,974	901

Operating income	800	1,165	749	2,587	3,352	3,951	1,649	2,205	3,109
Financial expenses—net	416	298	192	1,389	1,000	313	399	386	153

Income before income taxes	384	867	557	1,198	2,352	3,638	1,250	1,819	2,956
Income taxes	84	228	104	294	634	591	(43)	(137)	127
Share in losses of associated companies—net	6	6	9	121	121	5	40	46	61

Net income	294	633	444	783	1,597	3,042	1,253	1,910	2,768
Net income (loss) attributable to non-controlling interests	(3)	(3)	(2)	9	9	(13)	(16)	(53)	9

Net income attributable to Teva	297	636	446	774	1,588	3,055	1,269	1,963	2,759

Accrued dividends on preferred shares	66	66	—	15	15	—	—	—	—
Net income attributable to ordinary shareholders	231	570	446	759	1,573	3,055	1,269	1,963	2,759

Earnings per share attributable to ordinary shareholders:
—Basic ($)	0.23	0.62	0.52	0.79	1.84	3.58	1.49	2.25	3.10

—Diluted ($)	0.23	0.62	0.52	0.79	1.82	3.56	1.49	2.25	3.09

Weighted average number of shares (in millions):
—Basic	1,013	913	851	955	855	853	849	872	890

—Diluted	1,020	920	859	964	864	858	850	873	893

Balance Sheet Data

	As of March 31,		As of December 31,
	Pro forma 2016	2016	2015	2014	2013	2012	2011
	(unaudited)
	U.S. dollars in millions
Financial assets (cash, cash equivalents and marketable securities)	1,258	7,222	8,404	2,601	1,245	3,089	1,748
Working capital (operating assets minus liabilities)	5,056	(294)	32	1,642	2,493	3,589	3,937
Total assets	97,945	55,126	54,233	46,420	47,508	50,609	50,142
Short-term debt and current maturities of long term liabilities	24,463	1,581	1,585	1,761	1,804	3,006	4,280
Long-term debt, net of current maturities	13,369	8,619	8,358	8,566	10,387	11,712	10,236

Total debt	37,832	10,200	9,943	10,327	12,191	14,718	14,516
Total equity	35,831	30,591	29,927	23,355	22,636	22,867	22,343

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for each of the periods presented below was as follows:

	Three months ended March 31, 2016	Year ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	14.4	9.3	11.8	4.7	5.7	12.5

RISK FACTORS

Before you invest in the notes, you should carefully consider the risks involved. Accordingly, you should carefully consider the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed below and in the accompanying prospectus. See also “Forward-Looking Statements.”

Risks Related to Our Business

Investment in our securities involves various risks. In making an investment decision, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, our Reports of Foreign Private Issuer on Form 6-K that are incorporated herein by reference and any future filings made by Teva pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering as well as the risk factors below.

Risks Related to the Actavis Generics Acquisition

If the Actavis Generics acquisition is consummated, generics will be a significantly larger component of our business.

For the year ended December 31, 2015, our generics segment represented approximately 49% of our revenues. Following the completion of the Actavis Generics acquisition, the percentage of our revenues and profits attributable to sales of generics is expected to increase substantially. Generic pharmaceuticals are, as a general matter, less profitable than specialty pharmaceuticals, and due to the size of the acquisition, it is unlikely that the proportion of revenues attributable to generic pharmaceuticals, which will move from less than half before the acquisition to nearly two-thirds afterward, will change significantly over the next few years. Accordingly, we will be more dependent on our generics business and increasingly subject to market and regulatory factors affecting generic pharmaceuticals worldwide.

Teva may fail to realize all of the anticipated benefits of the Actavis Generics acquisition or those benefits may take longer to realize than expected. Teva may also encounter significant difficulties in integrating Actavis Generics.

The ability of Teva to realize the anticipated benefits of the Actavis Generics acquisition will depend, to a large extent, on Teva’s ability to integrate the Actavis Generics business. The combination of two independent businesses is a complex, costly and time-consuming process. The nature of a carve out acquisition makes it inherently more difficult to assume operations on closing day as well as to integrate activities, as certain systems, processes and people may not all transfer with the acquired business to support such activities. As a result, Teva will be required to devote significant management attention and resources to integrate the business practices and operations of Teva and Actavis Generics. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined businesses and could adversely affect the results of operations of the combined businesses.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customers and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting and retaining key personnel; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the Actavis Generics operations are integrated successfully, the full benefits of the transaction and other pending acquisitions may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Teva and Actavis Generics. All of these factors could cause dilution to the earnings per share of Teva, decrease or delay the expected accretive effect of the transaction, and negatively impact the price of our debt and other securities. As a result, it cannot be assured that the Actavis Generics acquisition will result in the realization of the full benefits anticipated from such transaction.

As a result of this offering and other contemplated financings in connection with the Actavis Generics acquisition, Teva will have a substantially higher level of indebtedness, which will increase its expenses and could adversely affect its business, including by restricting its ability to engage in additional transactions or incur additional indebtedness or resulting in a downgrade or other adverse action with respect to Teva’s credit rating.

In connection with the Actavis Generics acquisition, Teva expects that it will borrow approximately $28 billion through various debt financings, including the notes offered hereby. Accordingly, following the completion of the acquisition, giving effect to the incurrence of debt, the consolidated debt of Teva is expected to be approximately $38 billion. As a result, Teva’s borrowing costs will increase significantly.

This substantial level of debt could have important consequences to Teva’s business, including, but not limited to:

•	reducing the benefits Teva expects to receive from the Actavis Generics acquisition;

•	making it more difficult for Teva to satisfy its obligations;

•	limiting Teva’s ability to borrow additional funds and increasing the cost of any such borrowing;

•	increasing Teva’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•	limiting Teva’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	placing Teva at a competitive disadvantage as compared to its competitors, to the extent that they are not as highly leveraged; and

•	restricting Teva from pursuing certain business opportunities.

Teva expects its credit ratings to be downgraded as a result of the Actavis Generics acquisition.

Teva’s credit ratings impact the cost and availability of future borrowings and, accordingly, Teva’s cost of capital. Teva’s ratings at any time will reflect each rating organization’s then opinion of Teva’s financial strength, operating performance and ability to meet its debt obligations. Following the announcement of the Actavis Generics acquisition, Standard and Poor’s Financial Services LLC (“S&P”) and Moody’s Investor Service, Inc. (“Moody’s”) downgraded Teva’s ratings to BBB and Baa1, respectively. Moody’s is expected to further downgrade Teva’s ratings in connection with the consummation of the Actavis Generics acquisition to Baa2 (as it already has with respect to the notes). Any reduction in Teva’s credit ratings may limit Teva’s ability to borrow at interest rates consistent with the interest rates that have been available to Teva prior to the Actavis Generics acquisition. If Teva’s credit ratings are downgraded or put on watch for a potential downgrade, Teva may not be able to sell additional debt securities or borrow money in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if Teva’s current credit ratings are maintained.

Teva expects that, for a period of time following the consummation of the Actavis Generics acquisition, Teva will have significantly less cash on hand than prior to the closing. This reduced amount of cash could adversely affect Teva’s ability to grow.

Teva is expected to have, for a period of time following the consummation of the Actavis Generics acquisition, significantly less cash and cash equivalents on hand than the approximately $6.0 billion of cash and cash equivalents that Teva had as of March 31, 2016. Although the management of Teva believes that it will have access to cash sufficient to meet Teva’s business objectives and capital needs, the lessened availability of cash and cash equivalents for a period of time following the consummation of the Actavis Generics acquisition could constrain Teva’s ability to grow its business. Teva’s more leveraged financial position following the Actavis Generics acquisition could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal. In the event that Teva does not have adequate capital to maintain or develop its business, additional capital may not be available to Teva on a timely basis, on favorable terms, or at all.

The Master Purchase Agreement may be terminated in accordance with its terms and the Actavis Generics acquisition may not be completed.

The Master Purchase Agreement contains a number of conditions that must be fulfilled to complete the acquisition. Those conditions primarily consist of U.S. antitrust approval and European Union (“EU”) antitrust approval (which has been obtained) and other customary conditions, including, among others, (i) the accuracy of representations and warranties and compliance with covenants and (ii) the absence of any material adverse effect with respect to Actavis Generics or Teva. The Master Purchase Agreement contains certain customary termination rights, including, among others, the right of either party to terminate the Master Purchase Agreement if the closing has not occurred by October 26, 2016.

While we intend to use the proceeds of this offering to fund the Actavis Generics acquisition, this offering is not contingent on the completion of the Actavis Generics acquisition. Until the closing of the Actavis Generics acquisition or the special mandatory redemption described below, holders of the notes will be exposed to the risks faced by the Company’s existing business without any of the potential benefits from the Actavis Generics acquisition. In addition, if the Master Purchase Agreement is terminated in specified circumstances, certain termination fees become payable.

If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, from the date of initial issuance of the notes up to, but not including, the special redemption date, as defined under “Description of the Notes and the Guarantees—Special Mandatory

Redemption.” See “— Risks Related to the Notes—If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, you may not obtain your expected return on the notes.”

Teva and Allergan must obtain U.S. antitrust approval to consummate the Actavis Generics acquisition, which if delayed or not granted or granted with unacceptable conditions, may prevent, delay or jeopardize the consummation of the transaction, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the transaction.

Consummation of the Actavis Generics acquisition requires approval by the FTC, which has broad discretion in administering the governing regulations. Teva can provide no assurance that the required U.S. antitrust approval will be obtained. Moreover, as a condition to its approval of the transaction, the FTC has required various divestitures and may impose additional requirements, limitations or costs, further divestitures and/or place restrictions on the conduct of the business of the combined company after the closing of the acquisition. Any one of these requirements, limitations, costs, divestitures or restrictions may delay the effective time of the acquisition and may reduce the anticipated benefits of the transaction. In addition, if the Master Purchase Agreement is terminated under certain circumstances by Allergan or Teva due to failure to obtain necessary U.S. antitrust approvals, then we must pay Allergan $1 billion. In addition, as described above, the notes are subject to a special mandatory redemption. See “—Risks Related to the Notes—If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, you may not obtain your expected return on the notes” and “Description of the Notes and the Guarantees—Special Mandatory Redemption.”

In connection with the closing of the Actavis Generics acquisition, due to regulatory requirements, Teva expects to divest products with aggregate revenues in 2015 of approximately $1.1 billion.

The actual financial positions and results of operations of Teva and Actavis Generics may differ materially from the unaudited pro forma financial data included in this prospectus supplement.

The pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what Teva’s financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Teva and Actavis Generics, and certain adjustments and assumptions have been made regarding the combined businesses after giving effect to the transaction. The assets and liabilities of Actavis Generics have been measured at fair value based on various preliminary estimates using assumptions that Teva’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Teva’s financial condition or results of operations following the closing. Any potential decline in Teva’s financial condition or results of operations may cause significant variations in Teva’s share price.

Teva will incur direct and indirect costs as a result of the Actavis Generics acquisition.

Teva will incur substantial expenses in connection with and as a result of completing the Actavis Generics acquisition and, over a period of time following the completion of the Actavis Generics acquisition, Teva further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Teva with that of Actavis Generics. While Teva has assumed that a certain level of transaction expenses will be incurred, factors beyond Teva’s control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately.

Risks Related to the Notes

If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, you may not obtain your expected return on the notes.

If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption. The redemption price will be a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, from the date of initial issuance of the notes, up to, but not including, the special redemption date (as defined under “Description of the Notes and the Guarantees—Special Mandatory Redemption”).

Our ability to consummate the Actavis Generics acquisition is subject to the satisfaction of various conditions, certain of which are beyond our control, including receipt of U.S. antitrust approval from the FTC. In the event that we do not consummate the Actavis Generics acquisition on or before October 26, 2016, or the Master Purchase Agreement is terminated within the specified timeframe and Teva Finance becomes required to redeem the notes, you may not obtain your expected return on such notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes.

We may be unable to redeem any or all of the notes in the event of a special mandatory redemption.

If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, Teva Finance will be obligated to redeem all of the notes at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, from the date of initial issuance of the notes up to, but not including, the special redemption date. See “Description of the Notes and the Guarantees—Special Mandatory Redemption.” Teva Finance is not obligated to place the proceeds of the offering of any notes in escrow prior to the completion of the Actavis Generics acquisition or to provide a security interest in those proceeds. Accordingly, Teva Finance will need to fund any special mandatory redemption using proceeds that it has voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, Teva Finance may not have sufficient funds to purchase any or all of the notes, which would constitute an event of default under the indenture.

There may not be liquid markets for the notes, and you may not be able to sell your notes at attractive prices or at all.

The notes are new issues of securities for which there is currently no trading market. Although one or more of the underwriters have advised us that they currently intend to make markets in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. We do not intend to apply for listing of the notes on any exchange or any automated quotation system. If active markets for the notes fails to develop or be sustained, the trading prices of the notes could fall, and even if active trading markets were to develop, the notes could trade at prices that may be lower than their respective initial offering prices. The trading price of the notes will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, results of operations and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	the anticipated results of acquisitions, including our pending Actavis Generics acquisition;

•	changes in our industry and competition; and

•	general market and economic conditions.

As a result, we cannot assure you that you will be able to sell the notes at attractive prices or at all.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market values of the notes to decline significantly.

We cannot assure you what ratings (including the expected downgrade in connection with the Actavis Generics acquisition) will be assigned to the notes. In addition, we cannot assure you that any rating so assigned will remain for any given period of time or that the rating will not be lowered or withdrawn entirely by the rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

As described above, following the announcement of the Actavis Generics acquisition, S&P and Moody’s downgraded Teva’s ratings to BBB and Baa1, respectively. Moody’s is expected to further downgrade Teva’s ratings in connection with the consummation of the Actavis Generics acquisition to Baa2 (as it already has with respect to the notes). A downgrade of Teva’s credit rating could negatively affect the liquidity or market values of the notes.

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the notes.

The terms of the notes do not impose any limitation on the ability of Teva, Teva Finance or any of Teva’s other subsidiaries to incur additional unsecured debt. We may incur additional unsecured indebtedness in the future, which could have important consequences to holders of notes, including that we could have insufficient cash to meet our financial obligations, including our obligations under the notes, and that our ability to obtain additional financing could be impaired.

Because Teva and Teva Finance are foreign entities, you may have difficulties enforcing your rights under the guarantees and under the notes.

Teva is an Israeli company. In addition, most of Teva’s officers, directors or persons of equivalent position reside outside of the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, a substantial portion of our assets are located outside of the United States. Therefore, judgments obtained against us or any of our directors and officers may not be collectible within the United States and may not be enforced by an Israeli court.

Subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non-civil matters, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva Finance is organized under the laws of The Netherlands, its managing and supervisory directors reside outside the United States, and all or a significant portion of the assets of such persons are, and substantially all of their assets are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon Teva Finance or any such person or to enforce against Teva Finance or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

Because there is no treaty on the recognition and enforcement of judgments in civil and commercial matters between the United States and The Netherlands, courts in The Netherlands will not recognize and enforce a judgment rendered by a United States court. For a United States judgment to be enforced in The Netherlands, a judgment creditor must bring proceedings before a competent court in The Netherlands and seek a Dutch judgment enforcing the liability of the judgment debtor. If the party in whose favor such a final judgment by a United States court is rendered brings a new suit in a competent court in The Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. Based on the current practice of courts in The Netherlands, it appears that a final money judgment rendered by a United States federal or state court after a substantive review of the merits (and not by mere “default judgment”) will be given effect by a Dutch court, without any re-examination of the merits of the original judgment, provided that:

(1)	the United States court exercised personal jurisdiction over the judgment debtor based on grounds that were internationally acceptable;

(2)	the judgment resulted from legal proceedings compatible with Dutch notions of due process; and

(3)	the judgment did not contravene any public policy of The Netherlands.

There is doubt as to whether a Dutch court would accept jurisdiction and impose civil liability on Teva Finance, its officers, directors or persons of equivalent position in an original action brought in a court of competent jurisdiction in The Netherlands against Teva Finance or such officers, directors or persons of equivalent position if such an action is predicated solely upon the federal securities laws of the United States.

The guarantees will effectively be subordinated to some of our existing and future indebtedness.

Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal of and interest, if any, on the notes. As indebtedness of Teva, the guarantees will be Teva’s general, unsecured obligations and will rank equally in right of payment with all of Teva’s existing and future unsubordinated, unsecured indebtedness. The guarantees will be effectively subordinated to any existing and future secured indebtedness Teva may have up to the value of the collateral securing that indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries with respect to the assets of those subsidiaries. These liabilities may include debt securities, credit facilities, trade payables, guarantees, lease obligations, letter of credit obligations and other indebtedness. See “Description of the Notes and the Guarantees—Description of the Guarantees.” The indenture governing the notes does not restrict us or our subsidiaries from incurring debt in the future, nor does the indenture limit the amount of indebtedness we can issue that is equal in right of payment. At March 31, 2016, Teva had no secured indebtedness outstanding, and its subsidiaries, other than finance subsidiaries, had approximately $10.2 billion of indebtedness outstanding.

Teva may be subject to restrictions on receiving dividends and other payments from its subsidiaries.

Teva’s income is derived in large part from its subsidiaries. Accordingly, Teva’s ability to pay its obligations under the guarantees depends in part on the earnings of its subsidiaries and the payment of those earnings to Teva, whether in the form of dividends, loans or advances. Such payment by Teva’s subsidiaries to Teva may be subject to restrictions. The indenture governing the notes does not restrict Teva, Teva Finance or Teva’s other subsidiaries from entering into agreements that contain such restrictions.

The vote by the United Kingdom to leave the EU could adversely affect us.

The recent United Kingdom referendum on its membership in the EU resulted in a majority of U.K. voters voting to exit the EU (“Brexit”). As a result, we face risks associated with the potential uncertainty and consequences that may follow Brexit, including with respect to volatility in exchange rates and interest rates. Brexit could adversely affect European or worldwide political, regulatory, economic or market conditions and could contribute to instability in global political institutions, regulatory agencies and financial markets. Any of these effects of Brexit, and others we cannot anticipate, could adversely affect our business, results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the anticipated results of acquisitions, including our pending Actavis Generics acquisition;

•	the development and launch of our products, including product approvals and results of clinical trials;

•	projected markets and market size;

•	anticipated results of litigation and regulatory proceedings;

•	our projected revenues, market share, expenses, net income margins and capital expenditures; and

•	our liquidity.

This prospectus supplement contains or incorporates by reference forward-looking statements, which express the current beliefs and expectations of management and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to: our ability to develop and commercialize additional pharmaceutical products; competition for our specialty products, especially Copaxone® (including competition from orally-administered alternatives, as well as from generic equivalents such as the recently launched Sandoz product) and our ability to continue to migrate users to our 40 mg/mL version and maintain patients on that version; our ability to identify and successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions (such as our pending Actavis Generics acquisition); the possibility of material fines, penalties and other sanctions and other adverse consequences arising out of our ongoing FCPA investigations and related matters; our ability to achieve expected results from the research and development efforts invested in our pipeline of specialty and other products; our ability to reduce operating expenses to the extent and during the timeframe intended by our cost reduction program; the extent to which any manufacturing or quality control problems damage our reputation for high quality production and require costly remediation; increased government scrutiny in both the U.S. and Europe of our patent settlement agreements, confidentiality agreements and other measures to protect the intellectual property rights of our specialty medicines; the effects of reforms in healthcare regulation and pharmaceutical pricing, reimbursement and coverage; governmental investigations into sales and marketing practices, particularly for our specialty pharmaceutical products; adverse effects of political or economic instability, corruption or acts of terrorism on our significant worldwide operations; interruptions in our supply chain or problems with internal or third-party information technology systems that adversely affect our complex manufacturing processes; significant disruptions of our information technology systems or breaches of our security data; competition for our generic products, both from other pharmaceutical companies and as a result of increased governmental pricing pressures; competition for our specialty pharmaceutical businesses from companies with greater resources and capabilities; the impact of continuing consolidation of our distributors and customers; decreased opportunities to obtain U.S. market exclusivity for new generic products; potential liability in the U.S., Europe and other foreign markets for sales of generic products prior to a final resolution of outstanding patent litigation; our potential exposure to product liability claims that are not covered by insurance; any failure to retain key personnel, or to attract additional executive and managerial talent; any failures to comply with the complex Medicare and Medicaid reporting and payment obligations; significant impairments charges relating to intangible assets goodwill and property, plant and equipment; the effects of the increase of leverage and our resulting reliance on access to the capital markets; potentially significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or a change in our business; variations in patent laws that may adversely affect our ability to manufacture products in the most efficient manner; environmental risks; and other factors that are discussed in this prospectus supplement including under “Risk Factors” above, our Annual Report on Form 20-F for the year ended December 31, 2015, and in our other filings with the SEC.

Forward-looking statements speak only as of the date on which they are made and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our Reports of Foreign Private Issuer on Form 6-K that are filed with the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” above. These are factors that we believe could cause our actual results to differ materially from expected results. Other factors besides those listed here or in the accompanying prospectus could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

CAPITALIZATION

The following table sets forth Teva’s capitalization as of March 31, 2016:

•	on a historical basis;

•	on an as adjusted basis to give effect to the issuance and sale of the notes offered hereby (but not the application of expected proceeds therefrom);

•	on an as further adjusted basis to give effect to the proposed debt financings (but not the application of expected proceeds therefrom), including the anticipated Euro senior notes offering and CHF senior notes offering, in the aggregate principal amount of approximately $5 billion; and

•	on a pro forma basis to give effect to the consummation of the Actavis Generics acquisition, including additional borrowings of approximately $5 billion under a term loan facility and $2.8 billion under its short-term credit facilities, the issuance of approximately 100 million of Teva’s ordinary shares to Allergan, the contemplated divestitures, estimated transaction costs, and the application of the net proceeds from this offering and the proposed other debt financings.

You should read this table together with our financial statements and pro forma financial information included or incorporated by reference in this prospectus supplement, as well as the information under “Summary—Actavis Generics Acquisition,” “Risk Factors” and “Use of Proceeds.” Investors in the notes should not place undue reliance on the as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.

	March 31, 2016
	Actual	As Adjusted for this Offering	As Further Adjusted for the Proposed Other Debt Financings	Pro Forma for the Actavis Generics Acquisition
	U.S. Dollars in Millions
0.25% Convertible Senior Debentures due 2026	$514	$514	$514	$514
Other short-term debt, including current maturities	1,067	1,067	1,067	4,147

Total short-term debt	1,581	1,581	1,581	4,661

0.99% and 1.42% JPY Term Loans due 2017 and 2019(1)	894	894	894	894
JPY LIBOR +0.3% Term Loan due 2018(1)	311	311	311	311
1.500% CHF Senior Notes due 2018(2)	466	466	466	466
2.875% EUR Senior Notes due 2019(3)	1,132	1,132	1,132	1,132
2.250% Senior Notes due 2020	700	700	700	700
3.650% Senior Notes due 2021	1,198	1,198	1,198	1,198
2.950% Senior Notes due 2022	843	843	843	843
1.25% EUR Senior Notes due 2023(4)	1,462	1,462	1,462	1,462
1.875% EUR Senior Notes due 2027(5)	790	790	790	790
6.150% Senior Notes due 2036	780	780	780	780
1.400% Senior Notes due 2018(6)	—	1,500	1,500	1,500
1.700% Senior Notes due 2019(6)	—	2,000	2,000	2,000
2.200% Senior Notes due 2021(6)	—	3,000	3,000	3,000
2.800% Senior Notes due 2023(6)	—	3,000	3,000	3,000
3.150% Senior Notes due 2026(6)	—	3,500	3,500	3,500
4.100% Senior Notes due 2046(6)	—	2,000	2,000	2,000
Euro and CHF senior note offerings(7)	—	—	5,000	5,000
Term facilities	15	15	15	15
New term loan facilities, net of current maturities	—	—	—	4,750
Other long-term debt, net of current maturities	28	28	28	28

Total long-term debt	$8,619	$23,619	$28,619	$33,369

	March 31, 2016
	Actual	As Adjusted for this Offering	As Further Adjusted for the Proposed Other Debt Financings	Pro Forma for the Actavis Generics Acquisition
	U.S. Dollars in Millions
Equity:
Teva shareholders’ equity:
Mandatory Convertible Preferred Shares of NIS 0.10 par value per share; authorized 5 million shares; issued and outstanding 3.7 million shares	$3,620	$3,620	$3,620	$3,620
Ordinary shares of NIS 0.10 par value per share; authorized 2,500 million shares; issued and outstanding 1,022 million shares(8)	$52	$52	$52	$55
Additional paid-in capital(8)	18,096	18,096	18,096	22,846
Retained earnings	15,110	15,110	15,110	15,597
Accumulated other comprehensive loss	(2,236)	(2,236)	(2,236)	(2,236)
Treasury shares—108 million ordinary shares	(4,207)	(4,207)	(4,207)	(4,207)

	30,435	30,435	30,435	35,675

Non-controlling interests	156	156	156	156

Total equity	30,591	30,591	30,591	35,831

Total capitalization	$40,791	$55,791	$60,791	$73,861

(1)	¥100.6 billion senior unsecured fixed-rate term loan facility (equivalent amount based on exchange rate published by Bloomberg of ¥112.57 to $1 on March 31, 2016).
(2)	CHF 450 million senior notes (equivalent amount based on the exchange rate published by Bloomberg of CHF 0.9618 to $1 on March 31, 2016).
(3)	€1 billion senior notes (equivalent amount based on the exchange rate published by Bloomberg of €0.8787 to $1 on March 31, 2016).
(4)	€1.3 billion senior notes (equivalent amount based on the exchange rate published by Bloomberg of €0.8787 to $1 on March 31, 2016).
(5)	€700 million senior notes (equivalent amount based on the exchange rate published by Bloomberg of €0.8787 to $1 on March 31, 2016).
(6)	Represents the aggregate principal amount of the notes, excluding any offering discounts and deferred financing fees.
(7)	Represents the Euro and CHF senior note offerings in the assumed aggregate principal amount equivalent to approximately $5 billion. The Euro senior notes offering and the CHF senior notes offering will each be made by means of a separate, standalone offering memorandum, and not by means of this prospectus supplement. The amount and terms and conditions of the Euro senior notes offering and the CHF senior notes offering are subject to market conditions. There can be no assurance that we will be able to complete the Euro senior notes offering or the CHF senior notes offering on terms and conditions acceptable to us or at all. This offering is not contingent on the completion of the Euro senior notes offering or the CHF senior notes offering.
(8)	Pro forma amounts include $4.8 billion from the issuance of approximately 100 million of Teva’s ordinary shares to Allergan, based on the closing price of a Teva ordinary share at July 6, 2016 of $50.31, adjusted to reflect lack of marketability, which is currently estimated by Teva at a rate of 5.8%.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $14.9 billion.

We expect to use the net proceeds of this offering, together with the net proceeds of our anticipated Euro senior notes offering and CHF senior notes offering, cash on hand (including the proceeds of our offerings of ADSs and mandatory convertible preferred shares in December 2015), borrowings under our new term loan facility and additional borrowings under our short-term credit facilities, to finance our acquisition of Actavis Generics, to pay related fees and expenses, and/or otherwise for general corporate purposes. Depending on the timing of the closing of the Actavis Generics acquisition, we may need to borrow additional funds under our bridge facility, which we expect to repay with the proceeds of this offering and the other contemplated offerings. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

The closing of this offering is expected to occur prior to the consummation of the Actavis Generics acquisition. This offering is not conditioned upon the completion of the Actavis Generics acquisition. If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption. The redemption price will be a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, from the date of initial issuance of the notes up to, but not including, the special redemption date (as defined under “Description of the Notes and the Guarantees—Special Mandatory Redemption”).

For a description of Actavis Generics and information regarding the acquisition, see “Summary—Actavis Generics Acquisition.” We entered into a $22 billion bridge loan credit agreement in September 2015 to finance a portion of the Actavis Generics acquisition. Any loan under the bridge facility would bear interest at LIBOR plus a margin ranging from 0.30% to 1.65%, so long as Teva maintains an investment-grade credit rating. The initial maturity date for the bridge facility is the earlier of twelve months from the drawdown date and July 31, 2017, subject to extensions.

SOURCES AND USES

The following table outlines the sources and uses of funds for the Actavis Generics acquisition, as if the Actavis Generics acquisition was completed as of March 31, 2016 (the assumed closing date of the Actavis Generics acquisition for purposes of the unaudited pro forma condensed combined balance sheet contained in “Unaudited Pro Forma Condensed Combined Financial Statements”). The table assumes we complete the Actavis Generics acquisition and the Financing Transactions simultaneously. The actual amounts may vary from estimated amounts depending on the actual closing date of the Actavis Generics acquisition and the actual amounts of net proceeds from the Financing Transactions. Depending on the timing of the closing of the Actavis Generics acquisition, we may need to borrow additional funds under our bridge facility, which we expect to repay with the proceeds of this offering and the other contemplated offerings. The below table does not reflect the issuance of approximately 100 million of Teva’s ordinary shares to Allergan at the closing of the Actavis Generics acquisition as part of the consideration. You should read the following table together with the information included under the headings “Summary—Actavis Generics Acquisition,” “Summary—Financing Transactions” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Sources of funds		Uses of funds
	(in millions)		(in millions)
Notes offered hereby and Euro and CHF senior note offerings(1)(2)	$20,000	Cash consideration for Actavis Generics Transaction fees and expenses(4)	$33,530 100
New term loan facility(3)	5,000
Cash on hand (including proceeds from the ADSs and mandatory convertible preferred shares offering)	5,800
Borrowings under short-term credit facilities	2,830

Total sources of funds	$33,630	Total uses of funds	$33,630

(1)	Represents the aggregate principal amount of the notes offered hereby before deducting underwriting discounts and expenses. This offering is not contingent on completion of the Actavis Generics acquisition. If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, Teva Finance will be required to redeem the notes at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest from the date of initial issuance of the notes up to, but not including, the special redemption date (as defined under “Description of the Notes and the Guarantees—Special Mandatory Redemption”). See “Description of the Notes and the Guarantees—Special Mandatory Redemption.”

(2)	Includes the assumed aggregate principal amount, in U.S. dollar equivalent amount, of the senior notes offered in the Euro and CHF senior note offerings before deducting discounts and estimated expenses. Pursuant to separate offering memoranda, we anticipate offering through finance subsidiaries senior notes denominated in Euro and Swiss francs. The completion of this offering is not contingent on the completion of either the Euro or CHF senior note offerings, and the completion of the Euro and CHF senior note offerings is not contingent on the completion of this offering. There is no assurance that we will complete the Euro and CHF senior note offerings on terms and conditions acceptable to us or at all.

(3)	We previously entered into a $5 billion term loan facility with various banks to finance a portion of the Actavis Generics acquisition. The term facility contemplates two tranches of $2.5 billion each, with the first tranche maturing in full after three years and bearing an interest rate of LIBOR plus a margin ranging from 1.000% to 1.375% based on our credit rating from time to time, and the second tranche maturing in five years with payment installments each year and bearing an interest rate of LIBOR plus a margin ranging from 1.125% to 1.5% based on our credit rating from time to time.

(4)	Includes estimated fees and expenses related to the Actavis Generics acquisition, including discounts and commissions, legal, accounting and advisory fees associated with the Financing Transactions and other transaction costs.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of operations (“pro forma statements of operations”) for the three months ended March 31, 2016 and for the year ended December 31, 2015 have been prepared by Teva and give effect to the acquisition of Actavis Generics (including expected divestitures and financing that will occur upon consummation of the acquisition of Actavis Generics) as if the transaction had occurred on January 1, 2015.

The unaudited pro forma condensed combined balance sheet (“pro forma balance sheet”) as of March 31, 2016 combines the historical consolidated balance sheets of Teva and Actavis Generics (including expected divestitures and financing that will occur upon consummation of the acquisition of Actavis Generics) as if the transactions had occurred on March 31, 2016.

In the preparation of the unaudited pro forma financial information, Teva has received limited information from Allergan. Full access to all relevant information of Actavis Generics will only be available to Teva upon closing of the acquisition due to regulatory restrictions.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are: (i) directly attributable to the aforementioned transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements (“pro forma financial statements”) should be read in conjunction with the accompanying notes to the unaudited pro forma financial statements. In addition, the unaudited pro forma financial statements were based on and should be read in conjunction with the:

•	Unaudited condensed consolidated financial statements of Teva as of and for the three months ended March 31, 2016 and the related notes, included in Teva’s Report of Foreign Private Issuer on Form 6-K, as filed with the SEC on May 9, 2016;

•	Audited consolidated financial statements of Teva as of and for the year ended December 31, 2015 and the related notes, included in Teva’s Annual Report on Form 20-F for the year ended December 31, 2015, as filed with the SEC on February 11, 2016;

•	Unaudited abbreviated special purpose combined statements of net assets acquired and revenues and direct expenses (“abbreviated special purpose combined financial statements”) of Actavis Generics as of and for the three months ended March 31, 2016, as filed with the SEC on Form 6-K on July 13, 2016; and

•	Audited abbreviated special purpose combined financial statements of Actavis Generics as of and for the year ended December 31, 2015, as filed with the SEC on Form 6-K on July 13, 2016.

The unaudited pro forma financial statements are for informational purposes only. They do not purport to indicate the actual results that would have been attained had the acquisition of Actavis Generics been completed on the assumed dates or for the periods presented. In addition, the unaudited pro forma financial statements do not purport to project the future financial position or operating results of Teva following the acquisition of Actavis Generics.

The unaudited pro forma financial statements have been prepared assuming the application of the purchase method of accounting under U.S. GAAP, with Teva being the accounting acquirer.

To produce the unaudited pro forma financial statements, Teva allocated the estimated purchase price for the acquisition of Actavis Generics using its best estimates of fair value. To the extent there are changes to the business of Actavis Generics or we obtain additional or more complete information related to the underlying assets and liabilities acquired, the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuations and other studies that are not yet finalized. Accordingly, the pro forma acquisition adjustments are preliminary, and subject to further adjustments, as additional information becomes available, and as additional analyses are performed. There can be no assurance that the final valuation will not result in material changes to the unaudited pro forma financial statements.

In addition, the unaudited pro forma financial statements do not reflect any cost savings (or the associated costs to achieve such savings), operating synergies or revenue enhancements that the combined company may achieve following the acquisition of Actavis Generics.

Furthermore, Teva could have additional expenses as a result of post-closing restructuring activities. The unaudited pro forma financial statements do not reflect such potential expenses, which could be significant.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2016

(U.S. $ in millions)

	Historical	Special purpose, as adjusted*	Pro forma adjustments
	Teva	Actavis Generics	PPA and other adjustments	Note	Divestitures	Note	Financing adjustments	Note	Teva/Actavis Generics pro forma combined
	I	II	III		IV		V		I+II+III+IV+V
ASSETS
Current assets:
Cash and cash equivalents	$5,964	$—	$(46)	4c	$—		$27,667	6a	$—
			(33,550)	3,4a	—		(35)	6c
Accounts receivable	5,188	3,108	—		(59)	4i	—		8,237
Inventories	3,963	1,191	800	4d	(65)	4i	—		5,889
Deferred income taxes	805	—	—		—		—		805
Other current assets	1,074	311	—		3,087	4i,4j	—		4,472

Total current assets	16,994	4,610	(32,796)		2,963		27,632		19,403
Other non-current assets	2,661	274	—		(4)	4i	—		2,931
Property, plant and equipment, net	6,632	1,292	—	4e	(37)	4i	—		7,887
Identifiable intangible assets, net	8,566	2,580	20,016	4f	(33)	4j	—		28,549
			(2,580)	4f	—		—
Goodwill	20,273	3,707	21,042	4g	(2,140)	4i,4j	—		39,175
			(3,707)	4g	—		—

Total assets	$55,126	$12,463	$1,975		$749		$27,632		$97,945

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,581	$—	$—		$—		$22,882	6b,6c,6d	$24,463
Sales reserves and allowances	6,443	1,541	—		—		—		7,984
Accounts payable and accruals	3,528	872	(11)	4c	—		—		4,389
Other current liabilities	1,353	100	260	4h	261	4i,4j	—		1,974

Total current liabilities	12,905	2,513	249		261		22,882		38,810
Long-term liabilities:							—
Deferred income taxes	1,698	311	6,497	4h	—		—		8,506
Other taxes and long-term liabilities	1,313	150	—		(34)	4i	—		1,429
Senior notes and loans	8,619	—	—		—		4,750	6b,6e	13,369

Total long-term liabilities	11,630	461	6,497		(34)		4,750		23,304

Total liabilities	24,535	2,974	6,746		227		27,632		62,114
Equity:
Shareholders’ equity:
Preferred shares	3,620	—	—		—		—		3,620
Ordinary shares	52	—	3	3,4a	—		—		55
Additional paid-in capital	18,096	—	4,750	3,4a	—		—		22,846
Retained earnings	15,110	—	(35)	4c	522	4j	—		15,597
Accumulated other comprehensive loss	(2,236)	—	—		—		—		(2,236)
Treasury shares	(4,207)	—	—		—		—		(4,207)

	30,435	—	4,718		522		—		35,675
Non-controlling interests	156	—	—		—		—		156

Total equity	30,591	—	4,718		522		—		35,831

Total liabilities and equity	$55,126	$2,974	$11,464		$749		$27,632		$97,945

Net assets acquired		$9,489	$(9,489)	4b

*	For reconciliation to the abbreviated special purpose combined financial statements, refer to note 2.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2016

(U.S. $ in millions, except share and per share amounts)

		Historical	Special purpose, as adjusted*	Pro forma adjustments
		Teva	Actavis Generics	PPA and other adjustments	Note	Divestitures	Note	Financing adjustments	Note	Teva/Actavis Generics pro forma combined
		I	II	III		IV		V		I+II+III+IV+V
Net revenues		$4,810	$1,289	$(6)	5c	$(290)	5d	$—		$5,803
Cost of sales		2,019	821	303	5a,5b,5c	(114)	5d	—		3,029

Gross profit		2,791	468	(309)		(176)		—		2,774
Research and development expenses		389	114	—		(2)	5d	—		501
Selling and marketing expenses		839	115	—		(8)	5d	—		946
General and administrative expenses		304	141	—		(3)	5d	—		442
Impairments, restructuring and others		119	10	(13)	5f	—		(6)	6c	110
Legal settlements and loss contingencies		(25)	—	—		—		—		(25)

Operating income		1,165	88	(296)		(163)		6		800
Financial expenses—net		298	—	—		—		118	6f	416

Income before income taxes		867	88	(296)		(163)		(112)		384
Income taxes		228	—	(72)	5g	(50)	5d	(22)	6i	84
Share in losses of associated companies—net		6	—	—		—		—		6

Net income		633	88	(224)		(113)		(90)		294
Net loss attributable to non-controlling interests		(3)	—	—		—		—		(3)

Net income attributable to Teva		636	88	(224)		(113)		(90)		297

Dividends on preferred shares		66	—	—		—		—		66

Net income attributable to ordinary shareholders		$570	$88	$(224)		$(113)		$(90)		$231

Earnings per share attributable to ordinary shareholders:	Basic	$0.62								$0.23

	Diluted	$0.62								$0.23

Weighted average number of shares (in millions):	Basic	913		100	5h					1,013

	Diluted	920		100	5h					1,020

*	For reconciliation to the abbreviated special purpose combined financial statements, refer to note 2.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2015

(U.S. $ in millions, except share and per share amounts)

		Historical	Special purpose, as adjusted*	Pro forma adjustments
		Teva	Actavis Generics	PPA and other adjustments	Note	Divestitures	Note	Financing adjustments	Note	Teva/Actavis Generics pro forma combined
		I	II	III		IV		V		I+II+III+IV+V
Net revenues		$19,652	$6,184	$(23)	5c	$(1,105)	5d	$—		$24,708
Cost of sales		8,296	3,595	1,097	5a,5b,5c	(428)	5d	—		12,560

Gross profit		11,356	2,589	(1,120)		(677)		—		12,148
Research and development expenses		1,525	427	—		(6)	5d	—		1,946
Selling and marketing expenses		3,478	537	—		(30)	5d	—		3,985
General and administrative expenses		1,239	655	(97)	5e	(10)	5d	—		1,787
Impairments, restructuring and others		1,131	153	(53)	5f	—		(19)	6c	1,212
Legal settlements and loss contingencies		631	—	—		—		—		631

Operating income		3,352	817	(970)		(631)		19		2,587
Financial expenses—net		1,000	—	—		—		389	6f	1,389

Income before income taxes		2,352	817	(970)		(631)		(370)		1,198
Income taxes		634	—	(68)	5g	(198)	5d	(74)	6i	294
Share in losses of associated companies—net		121	—	—		—		—		121

Net income		1,597	817	(902)		(433)		(296)		783
Net income attributable to non-controlling interests		9	—	—		—		—		9

Net income attributable to Teva		1,588	817	(902)		(433)		(296)		774

Dividends on preferred shares		15	—	—		—		—		15

Net income attributable to ordinary shareholders		$1,573	$817	$(902)		$(433)		$(296)		$759

Earnings per share attributable to ordinary shareholders:	Basic	$1.84								$0.79

	Diluted	$1.82								$0.79

Weighted average number of shares (in millions):	Basic	855		100	5h					955

	Diluted	864		100	5h					964

*	For reconciliation to the abbreviated special purpose combined financial statements, refer to note 2.

Notes to Unaudited Pro Forma Financial Statements

1.	General

On July 26, 2015, Teva entered into the Master Purchase Agreement with Allergan to acquire Actavis Generics. Following an amendment to the Master Purchase Agreement dated July 11, 2016, Teva will pay total consideration of $33.5 billion in cash and approximately 100 million Teva ordinary shares to be issued to Allergan at the closing of the acquisition. Closing of the acquisition is subject to certain conditions, including U.S. antitrust approval. Subject to satisfaction of the closing conditions, Teva expects the acquisition to close shortly, based upon its current estimate of the timing to obtain clearance from the U.S. Federal Trade Commission.

On March 3, 2016, Teva completed the acquisition of Representaciones e Investigaciones Médicas, S.A. de C.V. (“Rimsa”), a leading pharmaceutical manufacturing and distribution company in Mexico, along with a portfolio of products and companies, intellectual property, assets and pharmaceutical patents in Latin America and Europe, for an amount of $2.3 billion, in a cash free, debt free set of transactions. Teva financed the transaction using cash on hand. Accordingly, the acquired assets and liabilities and the preliminary purchase price allocation are already reflected in the unaudited pro forma balance sheet at March 31, 2016. Amounts related to the unaudited pro forma statements of operations were recorded from the date of the transaction. Amounts for the period prior to the acquisition were not material and are not presented in the accompanying unaudited pro forma statements of operations.

On April 1, 2016, Teva and Takeda Pharmaceutical Company Limited (“Takeda”) established Teva Takeda Yakuhin Ltd., a new business venture in Japan. The business venture combines Teva’s Japanese generics business along with Takeda’s portfolio of non-exclusive products. Teva assigned 49% in the business venture to Takeda in consideration for the contribution of its off-patented products business in Japan. The business venture will be consolidated in Teva’s financial statements commencing April 1, 2016, and is expected to increase Teva’s sales in the Japanese market. Takeda’s interest in the business venture will be accounted for under “net income (loss) attributable to non-controlling interests.” Amounts related to the unaudited pro forma balance sheet and statements of operations were not material and are not presented in the accompanying unaudited pro forma balance sheet and statements of operations.

On May 5, 2015, Teva acquired Auspex Pharmaceuticals, Inc. (“Auspex”), an innovative biopharmaceutical company specializing in applying deuterium chemistry to known molecules to create novel therapies with improved safety and efficacy profiles, for net cash consideration of $3.3 billion. Accordingly, the acquired assets and liabilities are already reflected in the unaudited pro forma balance sheet. Amounts related to the unaudited pro forma statements of operations were recorded from the date of the transaction. Amounts for the period prior to the acquisition were not material and are not presented in the unaudited pro forma statements of operations.

During the third quarter of 2015, Teva acquired stakes in Gecko Health Innovations, Inc., Immuneering Corporation and Microchips Biotech, Inc. for an aggregate of approximately $102 million and certain contingent payments. Accordingly, acquired assets and liabilities are already reflected in the unaudited pro forma balance sheet. Amounts related to the unaudited pro forma statements of operations were recorded from the date of the transaction. Amounts for periods prior to the acquisitions were not material and are not presented in the unaudited pro forma statements of operations.

For purposes of the unaudited pro forma statements of operations, the acquisitions by Actavis Generics of Auden Mckenzie Holdings Limited and the sale of its Australian business during 2015, were recorded in the unaudited pro forma statements of operations from the date of the transaction. Amounts for the periods prior to such transactions were not material.

The cumulative impact of the above transactions by Actavis Generics and Teva, which are not presented in the unaudited pro forma financial statements, is considered to be immaterial.

For purposes of preparing the unaudited pro forma balance sheet as of March 31, 2016, Teva has presented the following information:

•	The Teva unaudited consolidated balance sheet as of March 31, 2016;

•	The Actavis Generics unaudited abbreviated special purpose as adjusted combined statement of net assets as of March 31, 2016. For reconciliation to the abbreviated special purpose combined financial statements, refer to note 2; and

•	Pro forma adjustments to reflect the acquisition of Actavis Generics as if it had occurred on March 31, 2016, including:

•	Purchase price allocations (“PPA”) and other adjustments;

•	Impact of divestitures following regulatory requirements; and

•	Financing-related adjustments.

For purposes of preparing the unaudited pro forma statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015, Teva has presented the following information:

•	The Teva unaudited consolidated statements of income for the three months ended March 31, 2016 and the audited consolidated statements of income for the year ended December 31, 2015;

•	The Actavis Generics unaudited abbreviated special purpose as adjusted combined statement of revenues and direct expenses for the three months ended March 31, 2016, and the audited abbreviated special purpose as adjusted combined statement of revenues and direct expenses for the year ended December 31, 2015. For reconciliation to the abbreviated special purpose combined financial statements, refer to note 2; and

•	Pro forma adjustments to reflect the acquisition of Actavis Generics as if it had occurred on January 1, 2015, including:

•	PPA and other adjustments;

•	Impact of divestitures following regulatory requirements; and

•	Financing-related adjustments.

Since the unaudited pro forma financial statements have been prepared based on preliminary estimates with the assistance of a third-party appraiser and limited access to Allergan’s detailed data, such estimates and assumptions applied are subject to change pending further review of the assets acquired and liabilities assumed, the final purchase price and our assessment of fair value. Differences from the preliminary estimates could exist and could be material.

2.	Basis of Presentation

As of the date of this prospectus supplement, Teva has not completed the detailed valuation analyses necessary to determine the estimated fair market value of Actavis Generics’ assets to be acquired and liabilities to be assumed. As indicated in the notes to the unaudited pro forma financial statements, Teva has made certain adjustments to the historical book values of the assets and liabilities of Actavis Generics primarily to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of Actavis Generics recorded as goodwill. Actual results may differ from those reflected in the unaudited pro forma financial statements. Differences could arise after Teva has determined the final purchase price for Actavis Generics and has completed the valuation analyses necessary to finalize fair value estimates and identified any necessary conforming accounting changes or other acquisition-related adjustments for Actavis Generics. There can be no assurance that such finalization will not result in material changes from the unaudited pro forma financial statements and affect Teva’s future results of operations and financial condition.

The unaudited pro forma financial statements were prepared assuming the application of the purchase method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification, or ASC, Topic 805, Business Combinations, use of the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and were based on the historical financial statements of Teva and the abbreviated special purpose combined financial statements of Actavis Generics.

The abbreviated special purpose combined financial statements of Actavis Generics include statements of net assets acquired and statements of revenues and direct expenses based upon relief from Regulation S-X Rule 3-05, Significant Acquisition Carve-out Financial Statement Reporting Requirements, obtained by Teva from the SEC. The net assets acquired include legal entities and assets and liabilities identified in accordance with the Master Purchase Agreement. These abbreviated special purpose combined financial statements include revenues generated by Actavis Generics, less expenses directly attributable to Actavis Generics, and allocations of direct operating costs incurred by Allergan relating to Actavis Generics. A provision for income taxes has not been presented in these abbreviated special purpose combined financial statements as Actavis Generics has not operated as a standalone unit and no allocation of Allergan’s income tax provision or benefit has historically been made to Actavis Generics per above. While the allocation of the provision for income taxes was impracticable, Teva will be acquiring or assuming certain income tax assets and liabilities which have been reflected in these financial statements. There was no direct interest expense incurred by or allocated to Actavis Generics as no third-party debt will be transferred as part of the acquisition. Therefore, no interest expense has been reflected in these abbreviated special purpose combined financial statements.

Acquisition-related transaction costs, such as investment banking, advisory, legal, valuations, and other professional fees, are not included as a component of consideration transferred but are expensed as incurred. These costs are not presented in the unaudited pro forma statements of operations because they will not have a continuing impact on the consolidated results of Teva.

In connection with the acquisition of Actavis Generics, total transaction costs expected to be incurred by Teva are estimated to be approximately $101 million (excluding costs payable related to the financing), of which $55 million were paid as of March 31, 2016.

The estimated acquisition-related transaction costs are reflected in the unaudited pro forma balance sheet as of March 31, 2016 as a reduction to cash and cash equivalents with a corresponding decrease to retained earnings and accounts payable. No tax effect was recorded for these costs as their deductibility has not been assessed yet and is not expected to be material.

Teva and Actavis Generics’ financial information is prepared in accordance with U.S. GAAP, with all amounts stated in U.S. dollars.

Certain comparative figures included in the abbreviated special purpose combined financial statements of Actavis Generics have been rounded to conform to the unaudited pro forma financial statements presentation.

Accounting policies and reclassifications

Following the acquisition, Teva will conduct a review of the accounting policies of Actavis Generics in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Teva’s accounting policies and classifications. As a result of that review, Teva may identify differences between the accounting policies of Teva and Actavis Generics that, when conformed, could have a material impact on the unaudited pro forma financial statements. During the preparation of the unaudited pro forma financial statements, Teva was not aware of any material differences between accounting policies of Teva and Actavis Generics, except for certain reclassifications necessary to conform to Teva’s financial statements presentation, and accordingly, the unaudited pro forma financial statements do not assume any material differences in accounting policies between Teva and Actavis

Generics. The abbreviated special purpose combined financial statement column in these unaudited pro forma financial statements includes the following reclassifications:

a.	Reclassifications made to the Actavis Generics unaudited abbreviated special purpose combined statement of net assets as of March 31, 2016 to conform to the Teva presentation:

(U.S. $ in millions)	Special purpose	Reclassifications	Special purpose, as adjusted
	I	II	III=I+II
ASSETS
Current assets:
Accounts receivable	$2,014	$1,094	$3,108
Inventories	1,191	—	1,191
Other current assets	311	—	311

Total current assets	3,516	1,094	4,610
Other non-current assets	32	242	274
Non-current deferred tax assets	242	(242)	—
Property, plant and equipment, net	1,292	—	1,292
Identifiable intangible assets, net	2,580	—	2,580
Goodwill	3,707	—	3,707

Total assets	$11,369	$1,094	$12,463

LIABILITIES AND EQUITY
Current liabilities:
Sales reserves and allowances	$—	$1,541	$1,541
Accounts payable and accruals	1,319	(447)	872
Income tax payables	77	(77)	—
Other current liabilities	23	77	100

Total current liabilities	1,419	1,094	2,513
Long-term liabilities:
Deferred income taxes	311	—	311
Other tax payables	61	(61)	—
Long-term liabilities	89	(89)	—
Other taxes and long term liabilities	—	150	150

Total long term liabilities	461	—	461

Total liabilities	$1,880	$1,094	$2,974

Net assets acquired	$9,489	$—	$9,489

•	A reclassification of accrued sales allowances of $1,094 million and $447 million from accounts receivable and accounts payable and accruals, respectively, to sales reserves and allowances;

•	A reclassification of $242 million from non-current deferred tax assets to other non-current assets;

•	A reclassification of $89 million from long term liabilities to other taxes and long term liabilities;

•	A reclassification of $61 million from other tax payables to other taxes and long term liabilities; and

•	A reclassification of $77 million from income tax payables, to other current liabilities.

b.	Reclassifications made to the Actavis Generics unaudited abbreviated special purpose combined statement of revenues and direct expenses for the three months ended March 31, 2016 to conform to the Teva presentation:

(U.S. $ in millions)	Special purpose	Reclassifications	Special purpose, as adjusted
	I	II	III=I+II
Net revenues	$1,289	$—	$1,289
Cost of sales	710	111	821

Gross profit	579	(111)	468
Research and development expenses	114	—	114
Selling and marketing expenses	115	—	115
General and administrative expenses	141	—	141
Amortization	122	(122)	—
Impairments, restructuring and others	—	10	10
Other expense (income)	(1)	1	—

Revenues less direct expenses	$88	$—	$88

•	A reclassification of $122 million from amortization to cost of sales;

•	A reclassification of restructuring costs of $11 million from cost of sales to impairments, restructuring and others; and

•	A reclassification of $1 million from other income to impairments, restructuring and others.

c.	Reclassifications made to the Actavis Generics audited abbreviated special purpose combined statement of revenues and direct expenses for the year ended December 31, 2015 to conform to the Teva presentation:

(U.S. $ in millions)	Special purpose	Reclassifications	Special purpose, as adjusted
	I	II	III=I+II
Net revenues	$6,184	$—	$6,184
Cost of sales	3,048	547	3,595

Gross profit	3,136	(547)	2,589
Research and development expenses	432	(5)	427
Selling and marketing expenses	561	(24)	537
General and administrative expenses	696	(41)	655
Amortization	559	(559)	—
Asset sales, impairments and contingent consideration charges, net	62	(62)	—
Impairments, restructuring and others	—	153	153
Other expense (income)	9	(9)	—

Revenues less direct expenses	$817	$—	$817

•	A reclassification of $559 million from amortization to cost of sales;

•	A reclassification of restructuring costs of $12 million, $41 million, $24 million and $5 million from cost of sales, general and administrative expenses, selling and marketing expenses and research and development expenses, respectively, to impairments, restructuring and others;

•	A reclassification of $62 million from asset sales, impairments and contingent consideration charges, net to impairments, restructuring and others; and

•	A reclassification of $9 million from other expense (income) to impairments, restructuring and others.

3.	Actavis Generics Purchase Price

Upon consummation of the acquisition of Actavis Generics, Allergan will receive total consideration of $38.3 billion, consisting of $33.5 billion in cash and approximately 100 million Teva ordinary shares as follows:

(U.S. $ in millions, except per share amount)
Total cash consideration	$33,550
Price of Teva ordinary share at July 6, 2016	50.31
Lack of marketability discount rate	5.8%
Number of Teva ordinary shares to be issued to Allergan (in millions)	100.3

Total consideration from Teva ordinary shares to be issued to Allergan	4,753

Fair value of total consideration transferred	$38,303

The final cash consideration payable is subject to certain working capital adjustments. As the working capital at closing is not yet determinable, no effect for this adjustment is included in the pro forma financial statements.

Upon consummation of the acquisition, unvested equity awards of Actavis Generics will be replaced with substitute equity awards of Teva. The annual impact of the fair value of these awards was considered to be immaterial and therefore is not included in the unaudited pro forma financial statements.

The fair value of Teva ordinary shares issued to Allergan will be measured on the closing date of the acquisition at the then-current market price, adjusted to reflect lack of marketability, which is currently estimated by Teva at a rate of 5.8%. The lack of marketability originates from restrictions imposed on shares held by Allergan, mainly lack of registration rights prior to one year after the closing date of the acquisition. In addition, Allergan will be prohibited from transfers of the Teva shares during a 12-month lockup period or to certain competitors of Teva and activist investors, as well as to customary standstill limitations. Allergan agreed to vote its Teva shares, subject to certain exceptions relating to significant corporate transactions, in accordance with the recommendation of Teva’s board of directors and in favor of persons nominated and recommended to serve as directors by Teva’s board of directors. Refer also to note 4a below for a sensitivity analysis.

4.	Actavis Generics Unaudited Pro Forma Balance Sheet Adjustments

The following summarizes the pro forma adjustments in the accompanying unaudited pro forma balance sheet in connection with the acquisition of Actavis Generics to give effect to the acquisition as if it had occurred on March 31, 2016 for purposes of the unaudited pro forma balance sheet.

Assuming an acquisition date of March 31, 2016, the following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Teva in connection with the acquisition of Actavis Generics, reconciled to the estimated purchase price:

(U.S. $ in millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	4a	$38,303
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of net assets	4b	9,489
Elimination of Actavis Generics historical intangibles	4f	(2,580)
Elimination of Actavis Generics historical deferred tax on intangibles	4f	359
Elimination of Actavis Generics historical goodwill	4g	(3,707)

Net assets to be acquired		3,561
Preliminary estimate of fair value adjustments of net assets acquired
Inventories step-up	4d	800
Intangible assets, net	4f	20,016
Deferred income tax liability	4h	(7,116)

	4g	21,042
Assets held for sale due to divestitures	4i,4j	(2,140)

Goodwill	4g	$18,902

a.	As a result of the acquisition Teva will pay total consideration of $38.3 billion (calculated using the assumed share price and lack of marketability discount rate noted in note 3 above).

The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a $5 and $10 increase or decrease of the closing price of Teva ordinary shares.

(in U.S. $, except number of shares issued)
Price of Teva ordinary share	Number of shares issued	Calculated value of share consideration*	Cash consideration	Total purchase price	Total goodwill
	in millions
$60.31	100.3	$5,698	$33,550	$39,248	$19,847
55.31	100.3	5,226	33,550	38,776	19,375
50.31	100.3	4,753	33,550	38,303	18,902
45.31	100.3	4,281	33,550	37,831	18,430
$40.31	100.3	$3,808	$33,550	$37,358	$17,957

*	After loss of marketability discount rate of 5.8% as noted above.

b.	Reflects the acquisition of net assets of Actavis Generics having a historical book value of $9.5 billion as of March 31, 2016.

c.	Reflects an estimated remaining payment of $46 million of acquisition-related transaction costs, of which $35 million remain to be incurred by Teva. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these transaction costs on the combined operating results and, as such, these costs are excluded from the unaudited pro forma statements of operations. Refer to note 5f.

d.	Reflects a preliminary fair value adjustment of $800 million, which has been assigned to inventories to be acquired. The pro forma fair value adjustment is based on Actavis Generics’ inventories as of March 31, 2016, adjusted as follows, based on third-party appraiser estimates, using the following methods:

i.	Finished goods at estimated selling prices less the sum of selling costs and a reasonable profit margin for the selling effort of a market participant;

ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, selling costs, and a reasonable profit margin for the completing and selling effort of a market participant based on profit for similar finished goods; and

iii.	Raw materials at current replacement costs.

Teva’s assumptions as to the fair value adjustment of Actavis Generics’ inventories may change as it conducts, with full access to Allergan’s detailed data and the assistance of a third-party appraiser, a valuation of Actavis Generics’ inventories following the completion of the acquisition. There can be no assurance that these changes will not be material.

Teva will reflect the fair value adjustment of Actavis Generics’ inventories in its statements of operations as the acquired inventory is sold, which for purposes of the unaudited pro forma financial statements is assumed to occur within the first year after closing.

e.	Teva has assumed that the net book value of Actavis Generics’ historical property, plant and equipment (“PP&E”) approximates fair value of these assets for purposes of these unaudited pro forma financial statements. Teva’s assumptions as to the fair value adjustment of Actavis Generics’ PP&E may change as it conducts, with access to Allergan’s detailed data and the assistance of a third-party appraiser, a valuation of Actavis Generics’ PP&E following the completion of the acquisition. There can be no assurance that these changes will not be material.

Based on estimated useful lives averaging approximately 40 years for buildings, for each $40 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $1 million.

Based on estimated useful lives averaging approximately between 15 and 20 years for machinery and equipment, for each $20 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately between $1 and $1.3 million.

f.	Reflects the elimination of the historical book value of Actavis Generics’ identifiable intangible assets of $2.6 billion as well as the corresponding deferred tax liabilities of $359 million, and the recognition of the estimated fair value adjustment for identifiable intangible assets of $20.0 billion which is preliminary and will be finally determined, with access to Allergan’s detailed data and the assistance of a third-party appraiser, based on the assumptions that market participants would use in pricing an asset. An adjustment has been made to intangible assets acquired, primarily consisting of product rights and in-process research and development (“IPR&D”). Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma statements of operations.

Teva’s assumptions as to the fair value of Actavis Generics’ identifiable intangible assets and the estimated amortization periods are based on publicly available information as well as limited information provided by Allergan’s management (including Actavis Generics’ abbreviated special purpose combined financial statements, information on Actavis Generics’ patents, analyst reports and investor presentations) and these assumptions will likely change as Teva finalizes the valuation of Actavis Generics’ identifiable intangible assets following the completion of the acquisition.

The fair value adjustment estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life.

The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

(U.S. $ in millions)	Estimated fair value	Estimated useful life
Product Rights	$15,855	10
In-process research and development	4,161	N/A

	$20,016

Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the acquisition of Actavis Generics, these assets will not be amortized into earnings. Instead, they will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made. At that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence. The impact on earnings can be significant. If an IPR&D project was not successfully developed, it may result in an impairment charge.

For every $250 million change in the preliminary fair value estimate of amortizable intangible assets, the annual amortization expense would change by approximately $25 million, depending on the specific intangible asset. An increase of one year in the estimated amortization period would result in a decrease of approximately $145 million in annual amortization expense and a decrease of one year in the estimated amortization period would result in an increase of approximately $176 million in annual amortization expense.

g.	Reflects the elimination of the historical goodwill amount of $3.7 billion and the recognition of goodwill amount of $18.9 billion related to the acquisition of Actavis Generics. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred, and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and final determination of the purchase price. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

h.	Reflects a deferred income tax liability adjustment of $7.1 billion, resulting mainly from fair value adjustments for the inventory and identifiable intangible assets acquired. This estimate was determined based on the excess book basis over the tax basis of the inventory and identifiable intangible assets acquired, using a weighted average statutory tax rate of approximately 34% based on estimated geographical mix of income and estimated tax rates of Teva following the completion of the acquisition.

Teva’s effective tax rate following the completion of the acquisition could be significantly different depending on various factors.

For purposes of the unaudited pro forma financial statements, no adjustment has been made to the balance of unrecognized tax benefits.

This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Teva’s final determination of the tax rate and the fair values of tangible and identifiable intangible assets acquired and liabilities assumed.

The effect of deferred taxes was estimated as follows:

(U.S. $ in millions)
Deferred income tax impact due to:
Estimated fair value for inventory step-up	$(260)
Estimated fair value for intangible assets	(6,856)
Elimination of historical deferred tax on intangible assets	359

Estimated adjustments to deferred income taxes	(6,757)
Actavis Generics historical deferred tax liabilities, net	(69)

Estimated deferred income tax liabilities, net	$(6,826)

Consists of:
Deferred income tax assets—current	$—
Deferred income tax assets—non-current	242
Deferred income tax liabilities—current	(260)
Deferred income tax liabilities—non-current	(6,808)

Estimated deferred income tax liabilities, net	$(6,826)

i.	Reflects the estimated impact on the unaudited pro forma balance sheet of the divestiture of part of the Actavis Generics’ business in the U.K. and Ireland, which Teva is required to sell due to regulatory requirements. The fair value of the business is estimated at $1.3 billion recorded as assets held for sale under other current assets.

j.	Reflects the estimated impact on the unaudited pro forma balance sheet of the divestiture of Teva and Actavis Generics products in the U.S. market which Teva is required to sell due to regulatory requirements. The estimated fair value of the divested products in the U.S. market amounts to $1.8 billion and is recorded as assets held for sale under other current assets, of which approximately half of the amount represents Teva products and the rest Actavis Generics’ products. As for the Teva divested products, a tax liability of $0.3 billion is recorded in respect of the excess of the fair value over the net book value. The results of this transaction have no continuing impact on the combined operating results and, as such, they are not included in the unaudited pro forma statements of operations. The fair value of other divested products (outside the U.S., U.K. and Ireland markets) is expected to be immaterial and accordingly is not reflected in the unaudited pro forma balance sheet.

5.	Actavis Generics Unaudited Pro Forma Statements of Operations Adjustments

The following summarizes the pro forma adjustments in the accompanying unaudited pro forma statements of operations in connection with the acquisition of Actavis Generics to give effect to the acquisition as if it had occurred on January 1, 2015 for purposes of the unaudited pro forma statements of operations:

a.	An increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the three months ended March 31, 2016 and the year ended December 31, 2015. The increase in amortization expense is recorded as follows:

(U.S. $ in millions)	Estimated fair value	Amortization three months ended March 31, 2016	Amortization year ended December 31, 2015
Estimated Amortization	$20,016	$431	$1,720
Less: Historical Amortization Expenses of Actavis Generics		122	559

		$309	$1,161

b.	The unaudited pro forma statements of operations does not include a charge related to the inventory fair value adjustment of Actavis Generics’ inventories, as the sale of the acquired inventories is expected to occur within the first year following the acquisition and there is no continuing impact on Teva’s results of operations. The inventory fair value adjustments recorded to cost of sales for prior acquisitions made by Actavis Generics in its abbreviated special purpose combined statements of revenues and direct expenses in the amount of $41 million for the year ended December 31, 2015 have been reversed, as, for the purpose of the unaudited pro forma statements of operations, such adjustments have no continuing impact on Teva’s results of operations after January 1, 2015.

c.	To reflect elimination of product sales and cost of goods of $6 million and $23 million for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively, between Teva and Actavis Generics.

d.	To reflect the estimated impact on sales of divestiture of products (following regulatory requirements in the relevant markets) of $290 million and $1.1 billion for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively. In addition, the impact of corresponding cost of goods of $114 million and $428 million for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively, was reflected.

The impact of the results of the divested Actavis Generics’ business in the U.K. and Ireland was also reflected under operating expenses.

Teva’s assumptions as to the impact of products required to be divested and proceeds from such divestiture are based in certain cases on agreements with the specific buyers where agreed to and in other cases solely on management’s assessments. These assumptions may change following the completion of the acquisition based on market conditions and final agreements to sell the specific products. The impact of any gain from these divestitures is not presented in the unaudited pro forma statements of operations as there is no continuing impact on Teva’s results of operations.

e.	The acquisition-related costs recorded to general and administrative expenses for prior acquisitions made by Actavis Generics in its abbreviated special purpose combined statements of revenues and direct expenses in the amount of $97 million for the year ended December 31, 2015 have been reversed, as, for the purpose of the unaudited pro forma statements of operations, such adjustments have no continuing impact on Teva’s results of operations.

f.	Adjustment to exclude $13 million and $53 million of acquisition-related transaction costs expensed by Teva in the three months ended March 31, 2016 and the year ended December 31, 2015, respectively. These costs have been reversed, as, for the purpose of the unaudited pro forma statements of operations, they have no continuing impact on Teva’s results of operations.

g.	Adjustments to record tax expense on income before taxes as presented in the abbreviated special purpose combined statement of revenues and direct expenses as well as to record the tax effect to the pro forma adjustments.

Since the abbreviated special purpose combined financial statements of Actavis Generics did not include income taxes, for purposes of this unaudited pro forma statements of operations Teva used an estimated tax rate of 34% for calculating the tax effect on income (loss) before taxes of Actavis Generics. Refer to note 4h.

The total effective tax rate of Teva after completion of the acquisition could be significantly different depending on various factors.

h.	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the number of Teva ordinary shares to be issued to Allergan in connection with the acquisition, included in the pro forma adjustments (refer to notes 3 and 7 for the computation)

6.	Financing Adjustments

The total consideration to Allergan will consist of $33.5 billion in cash and approximately 100 million Teva ordinary shares, which represent $4.8 billion in value based on Teva’s closing share price on July 6, 2016.

On December 8, 2015, Teva issued 54 million ADSs at $62.50 per ADS and 3,375,000 of its 7.00% mandatory convertible preferred shares at $1,000 per share. In addition, on January 6, 2016, Teva issued an additional 5.4 million ADSs and 337,500 mandatory convertible preferred shares pursuant to the exercise of the underwriters’ over-allotment option. The total net proceeds from these offerings of approximately $7.24 billion will be used to finance a portion of the cash consideration payable in connection with the Actavis Generics acquisition.

a.	The adjustment to cash is as follows:

(U.S. $ in millions)	Note
Bridge facility	6b	$22,000
Term facilities	6b	5,000
Revolving line of credit	6b	667

		$27,667
Debt issuance costs	6c	80

Total Financing		$27,587

b.	As described in this prospectus supplement, Teva expects to finance the $33.5 billion cash consideration for the Actavis Generics acquisition, together with related fees and expenses, with the net proceeds of the notes offered hereby, together with the net proceeds of our anticipated Euro senior notes offering and CHF senior notes offering, cash on hand (including the proceeds of Teva’s offerings of ADSs and mandatory convertible preferred shares in December 2015), borrowings under its new term loan facility and additional borrowings under our short-term credit facilities. However, these unaudited pro forma financial statements reflect borrowings under the bridge facility, the term facilities and revolving line of credit, which represent financing available as of the time of this filing. For the purpose of the unaudited pro forma financial statements, Teva has assumed a drawdown of $22 billion, $5 billion and approximately $0.7 billion on the bridge facility, term facilities and revolving line of credit, respectively.

On September 25, 2015, Teva entered into a $27 billion bridge facility, which was amended to $22 billion on November 16, 2015. The bridge facility initially matures on the earlier of (i) twelve months from the first utilization under the bridge facility agreement or (ii) 24 months following the signing date of the commitment letter, which we refer to as the initial maturity date. If, on the initial maturity date, any loans under the bridge facility are still outstanding and no default or event of default (in each case as defined in the bridge facility agreement) is then continuing, the borrower has the option, subject to the payment of an extension fee, to extend the maturity of the then outstanding loans under the bridge facility, which date we refer to as the first extension date, until the date that is six months from the first extension date, which date we refer to as the first extension maturity date. If, on the first extension maturity date, any loans under the bridge facility are still outstanding and no default or event of default is then continuing, the borrower has the option to extend the maturity of the then outstanding loans under the bridge facility, which date we refer to as the second extension date, until the date that is six months from the second extension date.

On November 16, 2015, Teva entered into $5 billion term facilities with a syndicate of banks. The term facilities provide for two tranches of term loans. The first tranche of $2.5 billion has a maturity date of three years with the total balance due on maturity. The second tranche of $2.5 billion has a maturity date of five years. Principal installments of $250 million, $250 million, $500 million and $500 million under this second tranche will be due and payable on the first, second, third and fourth anniversaries, respectively of the funding of the term loan agreement, with remaining $1 billion balance due at maturity.

On November 16, 2015, Teva entered into a $4.5 billion senior unsecured revolving credit agreement with a syndicate of banks. Under the revolving credit agreement, loans and letters of credit will be available from time to time for approximately five years from the signing date for general corporate purposes, including permitted acquisitions.

c.	Represents capitalized deferred financing costs assumed of $80 million related to the current bridge facility, term facilities and revolving line of credit in place for Teva’s new borrowings to fund the acquisition. With respect to the bridge facility and the revolving line of credit, an amount of $33 million of withdrawal fee and $2.5 million of upsize fee, respectively, remain to be paid as of March 31, 2016. In addition, Teva has expensed deferred financing costs of $6 million and $19 million for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively. Since there is no continuing impact of these costs on the combined operating results, they are excluded in the unaudited pro forma statement of operations.

d.	Represents the bridge facility of $22 billion, current maturity of the term facilities of $250 million and withdrawal of $0.7 billion from the revolving line of credit.

e.	Represents the long-term maturity of the term facilities of $4.8 billion.

f.	The pro forma adjustment to financing expenses is approximately $118 million and $389 million for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively, reflecting an annual weighted average rate of approximately 1.7060% and 1.4060% for the three months ended March 31, 2016 and the year ended December 31, 2015, respectively.

For purposes of the unaudited pro forma statements of operations, Teva has assumed that the amounts outstanding under the bridge facility will bear interest of LIBOR, plus an estimated margin ranging from 40 to 100 basis points. For the term facilities, Teva has assumed the first tranche of $2.5 billion will bear interest of LIBOR plus a margin of 1.125%, and the second tranche of $2.5 billion will bear interest of LIBOR plus a margin of 1.125% (offset by the applicable commitment fee) based on Teva’s credit rating from time to time.

g.	The estimated debt and interest expense reflected in the unaudited pro forma financial statements may change and the change could be material. A change of 0.125% in the interest rate would result in an increase or decrease in the pro forma interest expense of approximately $8 million and $34 million for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively.

i.	An estimated tax rate of 20% was applied to the financing adjustments. Teva’s tax rate following the completion of the acquisition could be significantly different depending on various factors.

The fees Teva will ultimately pay and the level of net debt expected to be incurred could vary significantly from what is assumed in the unaudited pro forma financial statements. Variances could arise from multiple factors including: other acquisitions Teva may pursue, the amount of cash on hand at the time of the closing of the acquisition, actual timing and amount of borrowings and repayments under the bridge facility, the actual mix of permanent debt and equity financing, Teva’s credit rating, permanent debt maturities, actual interest rates, actual financial debt instruments and actual fixed or floating mix of permanent debt financing.

7.	Unaudited Pro Forma per Share Information

The following table sets forth selected historical share information of Teva and unaudited pro forma share information of Teva after giving effect to the acquisition of Actavis Generics:

	Three months ended March 31, 2016		Year ended December 31, 2015
	Historical	Pro Forma	Historical	Pro Forma
Earnings per ordinary share attributable to Teva ordinary shareholders:
Basic	$0.62	$0.23	$1.84	$0.79
Diluted	$0.62	$0.23	$1.82	$0.79

Weighted average ordinary shares outstanding (in millions):
Basic	913	1,013	855	955
Diluted	920	1,020	864	964

DESCRIPTION OF THE NOTES AND THE GUARANTEES

Teva Finance will issue the notes under a senior indenture, as supplemented by a supplemental indenture, each to be dated as of July 21, 2016, by and among Teva Finance, Teva and The Bank of New York Mellon, as trustee. The terms of the notes include those provided in the indenture. Teva will irrevocably and unconditionally guarantee the punctual payment by Teva Finance of the principal of and premium and interest, if any, on the notes of each series and all other amounts due and payable under the senior indenture.

The following description is only a summary of the material provisions of the notes and the related indentures and guarantees. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address set forth in the section titled “Incorporation of Certain Documents by Reference.”

When we refer to Teva in this section, we refer only to Teva Pharmaceutical Industries Limited, an Israeli corporation. When we refer to Teva Finance or the issuer, we refer to Teva Pharmaceutical Finance Netherlands III B.V., an indirect, wholly-owned subsidiary of Teva organized as a Dutch private limited liability company.

We refer to the senior indenture referenced in the first paragraph of this section, as supplemented, as the “indenture;” and we refer to the 2018 notes, the 2019 notes, the 2021 notes, the 2023 notes, the 2026 notes and the 2046 notes, collectively, as the “notes.”

Brief Description of the Notes

The notes will:

•	initially be limited to:

•	$1,500,000,000 aggregate principal amount of the 2018 notes;

•	$2,000,000,000 aggregate principal amount of the 2019 notes;

•	$3,000,000,000 aggregate principal amount of the 2021 notes;

•	$3,000,000,000 aggregate principal amount of the 2023 notes;

•	$3,500,000,000 aggregate principal amount of the 2026 notes; and

•	$2,000,000,000 aggregate principal amount of the 2046 notes;

subject to reopening of the notes at the discretion of Teva Finance;

•	accrue interest:

•	at a rate of 1.400% on the 2018 notes, payable semi-annually in arrears on January 20 and July 20 of each year, beginning January 20, 2017, to the holders of record at the close of business on the preceding January 5 and July 5, respectively, whether or not a Business Day (as defined below);

•	at a rate of 1.700% on the 2019 notes, payable semi-annually in arrears on January 19 and July 19 of each year, beginning January 19, 2017, to the holders of record at the close of business on the preceding January 4 and July 4, respectively, whether or not a Business Day;

•	at a rate of 2.200% on the 2021 notes and a rate of 2.800% on the 2023 notes, payable semi-annually in arrears on January 21 and July 21 of each year, beginning January 21, 2017, to the holders of record at the close of business on the preceding January 6 and July 6, respectively, whether or not a Business Day; and

•	at a rate of 3.150% on the 2026 notes and a rate of 4.100% on the 2046 notes, payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2017, to the holders of record at the close of business on the preceding March 15 and September 15, respectively, whether or not a Business Day;

•	constitute general unsecured obligations of Teva Finance;

•	be redeemable at the option of Teva Finance at any time at the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 12.5 basis points, in the case of the 2018 notes, 15 basis points, in the case of the 2019 notes, 20 basis points, in the case of the 2021 notes, 25 basis points, in the case of the 2023 notes, 25 basis points, in the case of the 2026 notes, or 30 basis points, in the case of the 2046 notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (in addition to being redeemable as set forth below under “—Tax Redemption”); and

•	be due on:

•	July 20, 2018, in the case of the 2018 notes;

•	July 19, 2019, in the case of the 2019 notes;

•	July 21, 2021, in the case of the 2021 notes;

•	July 21, 2023, in the case of the 2023 notes;

•	October 1, 2026, in the case of the 2026 notes; and

•	October 1, 2046, in the case of the 2046 notes;

in each case, unless earlier redeemed by Teva Finance.

The indenture does not contain any financial covenants or restrictions on the amount of additional indebtedness that Teva, Teva Finance or any of Teva’s other subsidiaries may incur except as described in “—Certain Covenants” below. The indenture does not protect you in the event of a highly leveraged transaction or change of control of Teva or Teva Finance. The notes do not contain any sinking fund provisions.

Teva Finance may, without the consent of the holders, issue additional notes of any series under the indenture with the same terms and with the same CUSIP number as the notes of such series offered hereby in an unlimited aggregate principal amount; provided that such notes must be part of the same issue as the notes of such series offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

You may present definitive registered notes for registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding registration of transfer and exchange of global registered notes, see “—Form, Denomination and Registration” below.

Description of the Guarantees

Teva will irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption, by acceleration or otherwise, of the principal of and premium and interest (including any additional amounts in respect of taxes as provided herein), if any, on the notes of each series as well as all other amounts due and payable under the senior indenture. The respective guarantees will be enforceable by the trustee, the holders of the applicable notes and their successors, transferees and assigns.

Each guarantee will be an unsecured senior obligation of Teva. As indebtedness of Teva, after giving effect to the offerings contemplated hereby, each guarantee will rank:

•	senior to the rights of creditors under indebtedness expressly subordinated to the guarantee (at March 31, 2016, Teva had no subordinated indebtedness outstanding);

•	equally with other unsecured indebtedness of Teva from time to time outstanding other than any that is subordinated to the guarantee (at March 31, 2016, Teva had approximately $10.2 billion of senior unsecured indebtedness outstanding, which does not include the additional $28 billion of indebtedness Teva expects to incur in connection with the Actavis Generics closing);

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness (at March 31, 2016, Teva had no secured indebtedness outstanding); and

•	effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries (at March 31, 2016, Teva’s subsidiaries, other than finance subsidiaries, had approximately $1.3 billion of indebtedness outstanding).

Except as described in “—Certain Covenants” below, the indenture does not contain any financial covenants or restrictions on the amount of additional indebtedness that Teva, Teva Finance or any of Teva’s other subsidiaries may incur.

Payment of Interest and Principal

Interest on the Notes

The 2018 notes will bear interest at the rate of 1.400% per year, payable semi-annually in arrears on January 20 and July 20 of each year, beginning January 20, 2017, to the holders of record at the close of business on the preceding January 5 and July 5, respectively, whether or not a Business Day (as defined below). The 2019 notes will bear interest at the rate of 1.700% per year, payable semi-annually in arrears on January 19 and July 19 of each year, beginning January 19, 2017, to the holders of record at the close of business on the preceding January 4 and July 4, respectively, whether or not a Business Day. The 2021 notes and the 2023 notes will bear interest at the rate of 2.200% per year and 2.800% per year, respectively, payable semi-annually in arrears on January 21 and July 21 of each year, beginning January 21, 2017, to the holders of record at the close of business on the preceding January 6 and July 6, respectively, whether or not a Business Day. The 2026 notes and the 2046 notes will bear interest at the rate of 3.150% per year and 4.100% per year, respectively, payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2017, to the holders of record at the close of business on the preceding March 15 and September 15, respectively, whether or not a Business Day. If an interest payment date for the notes falls on a day that is not a Business Day, interest will be payable on the next succeeding Business Day with the same force and effect as if made on such interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months, and will accrue from July 21, 2016, or from the most recent interest payment date to which interest has been paid.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the trustee’s corporate trust office is closed for business.

Mechanics of Payment

Except as provided below, Teva Finance will pay interest on:

•	the global registered notes to DTC in immediately available funds;

•	any definitive registered notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	any definitive registered notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

At maturity, Teva Finance will pay interest on the definitive registered notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Teva Finance will pay principal and premium, if any, on:

•	the global registered notes to DTC in immediately available funds; and

•	any definitive registered notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Reference to payments of interest in this section, unless the context otherwise requires, refer to the payment of interest and additional amounts in respect to taxes, if any.

Optional Redemption by the Issuer

Teva Finance may redeem the notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the relevant notes, with a copy of such notice mailed to the trustee. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 12.5 basis points, in the case of the 2018 notes, 15 basis points, in the case of the 2019 notes, 20 basis points, in the case of the 2021 notes, 25 basis points, in the case of the 2023 notes, 25 basis points, in the case of the 2026 notes or 30 basis points, in the case of the 2046 notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the relevant notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Mizuho Securities USA Inc. and their respective successors. If any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the relevant notes or any portion of such notes as is called for redemption (unless we default in the payment of the redemption price and accrued interest). On the Business Day before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the relevant notes are to be redeemed, the notes to be redeemed shall be selected by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate and subject to the rules of the applicable depositary.

The terms of the notes do not prevent Teva or Teva Finance from purchasing notes on the open market.

Special Mandatory Redemption

If the closing of the Actavis Generics acquisition does not occur on or prior to October 26, 2016, or if the Master Purchase Agreement is terminated at any time prior thereto, we will be required to redeem the notes on the special redemption date (as defined below) at a redemption price equal to 101% of their aggregate principal amount (the “special redemption price”), plus accrued and unpaid interest, if any, from the date of initial issuance of the notes up to, but not including, the special redemption date.

The “special redemption date” means the date fixed for any special mandatory redemption in a special mandatory redemption notice (as defined below).

Teva Finance will cause the notice of the event (the “special mandatory redemption notice”) to be mailed, with a copy to the trustee, to each holder of notes being redeemed at its registered address within five Business Days after the occurrence of the event triggering the special mandatory redemption. If funds sufficient to pay the special redemption price of all notes on the special redemption date are deposited with the trustee on or before such special redemption date, plus accrued and unpaid interest, if any, to, but not including, the special redemption date, the notes will cease to bear interest and all rights under the notes shall terminate (other than in respect of the right to receive the special redemption price, plus accrued and unpaid interest, if any). The special mandatory redemption notice will specify the special redemption date, which date may not be any later than the 25th day (or, if such day is not a Business Day, the first Business Day thereafter) from the date of such special mandatory redemption notice. The provisions related to our obligation to redeem the notes in a special mandatory redemption may not be waived or modified for any series of the notes without the written consent of holders of at least a majority in principal amount of the series of notes subject to such waiver or modification.

Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the special redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the indenture.

Upon the occurrence of the closing of the Actavis Generics acquisition, the foregoing provisions regarding the special mandatory redemption will cease to apply.

Certain Covenants

Limitations on Secured Debt. If Teva or any of its subsidiaries creates, incurs, assumes or suffers to exist any lien on any of its property (including a subsidiary’s stock or debt) to secure other debt, Teva will secure the notes on the same basis for so long as such other debt is so secured, unless, after giving effect to such lien, the aggregate amount of the secured debt then outstanding (not including debt secured by liens permitted below) plus the value of all sale and leaseback transactions described in paragraph (3) of “—Limitations on Sales and Leasebacks” below would not exceed 10% of Teva’s consolidated net worth. The restrictions do not apply to the following liens:

•	liens existing as of the date when Teva Finance first issues notes pursuant to the indenture;

•	liens on property created prior to, at the time of or within 120 days after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

•	landlord’s, material men’s, carriers’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith in appropriate proceedings;

•	liens existing on any property of a corporation or other entity at the time it became or becomes a subsidiary of Teva (provided that the lien has not been created or assumed in contemplation of that corporation or other entity becoming a subsidiary of Teva);

•	liens securing debt owing by a subsidiary to Teva or to one or more of its subsidiaries;

•	liens in favor of any governmental authority of any jurisdiction securing the obligation of Teva or any of its subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes; and

•	any extension, renewal, substitution or replacement of the foregoing, provided that the principal amount is not increased and that such lien is not extended to other property.

Limitations on Sales and Leasebacks. Teva will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction covering any property after the date when Teva Finance first issues notes pursuant to the indenture unless:

1.	the sale and leaseback transaction:

A.	involves a lease for a period, including renewals, of not more than five years;

B.	occurs within 270 days after the date of acquisition, completion of construction or completion of improvement of such property; or

C.	is with Teva or one of its subsidiaries; or

2.	Teva or any subsidiary, within 270 days after the sale and leaseback transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any indebtedness of Teva or any subsidiary that is not subordinated to the notes and that has a stated maturity of more than twelve months; or

3.	Teva or any subsidiary would be entitled pursuant to the exceptions under “—Limitations on Secured Debt” above to create, incur, issue or assume indebtedness secured by a lien in the property without equally and ratably securing the notes.

Certain Other Covenants

The indenture will contain certain other covenants regarding, among other matters, corporate existence and reports to holders of notes.

Additional Tax Amounts

Neither Teva Finance, as the issuer, nor Teva, as the guarantor, will withhold or deduct from payments made with respect to the notes of any series on account of any present or future taxes, duties, assessments or governmental charges imposed by or on behalf of any Taxing Jurisdiction taxing authority unless such withholding or deduction is required by law. The term “Taxing Jurisdiction” as used herein means with respect to the notes, The Netherlands, Israel or any jurisdiction where a successor to Teva Finance or Teva is incorporated or organized or considered to be a resident, if other than The Netherlands or Israel, respectively, or any jurisdiction through which payments will be made.

“Taxes” means, with respect to payments on the notes, all taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

In the event that Teva Finance or Teva is required to withhold or deduct on account of any such Taxes from any payment made under or with respect to the notes, that Teva Finance or Teva, as the case may be, will:

•	withhold or deduct such amounts;

•	pay such additional tax amounts so that the net amount received by each holder or beneficial owner of the relevant notes, including those additional tax amounts, will equal the amount that such holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted; and

•	pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law,

except that no such additional amounts will be payable in respect of any note:

1.	to the extent that such Taxes are imposed or levied by reason of such holder (or the beneficial owner) having some present or former connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such note or receiving principal or interest payments on the notes (including but not limited to citizenship, nationality, residence, domicile, or the existence of a business, permanent establishment, a dependant agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

2.	in respect of any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the notes to make a declaration of non-residence, or any other claim or filing for exemption to which it is entitled or otherwise comply with any reasonable certification, identification, information, documentation or other reporting requirement concerning nationality, residence, identity or connection with the Taxing Jurisdiction if (a) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, (b) the holder (or beneficial owner) is able to comply with these requirements without undue hardship and (c) we have given the holders (or beneficial owners) at least 30 calendar days prior notice that they will be required to comply with such requirement;

3.	to the extent that such Taxes are imposed by reason of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as otherwise provided in the indenture;

4.	to the extent that any such Taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional tax amounts had the notes been presented for payment on any date during such 30-day period;

5.	in respect of any Taxes imposed under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, any applicable U.S. Treasury Regulations promulgated thereunder, or any judicial or administrative interpretations of any of the foregoing (see “—United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Additional Withholding Requirements,” relating to the regime commonly known as FATCA); or

6.	any combination of items 1 through 5 above.

Teva Finance, as the issuer, and Teva, as the guarantor, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the notes of any series or any other document or instrument in relation thereto.

Tax Redemption

The notes of any series may be redeemed as a whole, but not in part, at the option of Teva Finance, Teva or any successor to Teva Finance or Teva, as the case may be, at any time prior to maturity, upon the giving of a notice of tax redemption to the trustee and the holders of the applicable series, if Teva Finance determines that, as a result of:

•	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Taxing Jurisdiction or any political subdivision or taxing authority of or in the Taxing Jurisdiction affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issuance of the relevant notes, Teva Finance, Teva or any successor to Teva Finance or Teva, as the case may be, is or will become obligated to pay additional tax amounts with respect to the notes, as described above under “—Additional Tax Amounts;” provided that Teva Finance (or its successor), in its business judgment, determines that such obligation cannot be avoided by Teva Finance, Teva or any successor, as the case may be, taking reasonable measures available to it.

The redemption price will be equal to 100% of the principal amount of the applicable series of notes plus accrued and unpaid interest to the date fixed for redemption. The date and the applicable redemption price will be specified in the notice of tax redemption, which notice will be given not earlier than 90 days prior to the earliest date on which Teva Finance (or its successor) or, as the case may be, Teva (or its successor) would be obligated to pay such additional tax amounts if a payment in respect of the relevant notes were actually due on such date. The notes can be redeemed if, at the time such notice of redemption is given, such obligation to pay such additional tax amounts remains in effect.

Prior to giving the notice of a tax redemption, Teva Finance, Teva or any successor to Teva Finance or Teva, as the case may be, will deliver to the trustee:

•	a certificate signed by a duly authorized officer stating that Teva Finance, Teva or any successor to Teva Finance or Teva, as the case may be, is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of Teva Finance, Teva or any successor to Teva Finance or Teva, as the case may be, to so redeem have occurred; and

•	an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts.

Events of Default

Each of the following constitutes an event of default under the indenture with respect to each series of notes:

(1)	Teva Finance’s failure to pay when due the principal and premium, if any, of any of the relevant notes issued under the indenture at maturity or upon redemption;

(2)	Teva Finance’s failure to pay an installment of interest (including additional amounts, if any) on any of the relevant notes issued under the indenture for 30 days after the date when due;

(3)	Teva’s failure to perform its obligations under its guarantees under the indenture relating to the relevant notes;

(4)	except as permitted by the indenture, the related guarantee by Teva shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Teva, or any person acting on behalf of the Teva, shall deny or disaffirm its obligations under that guarantee;

(5)	Teva’s or Teva Finance’s failure to perform or observe any other term, covenant or agreement contained in the indenture or the relevant notes issued under it for a period of 60 days after written notice of such failure, requiring Teva or Teva Finance, as the case may be, to remedy the same, shall have been given to Teva or Teva Finance, as the case may be, by the trustee or to Teva or Teva Finance, as the case may be, and the trustee by the holders of at least 25% in aggregate principal amount of the relevant notes then outstanding;

(6)	Teva’s or Teva Finance’s default under any Indebtedness (as defined below) for money borrowed by it, the aggregate outstanding principal amount of which is in an amount in excess of $250 million, for a period of 30 days after written notice to Teva Finance by the trustee or to Teva Finance and the trustee by holders of at least 25% in aggregate principal amount of the relevant notes then outstanding, which default:

•	is caused by Teva or Teva Finance’s, as the case may be, failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•	results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

(7)	Teva or Teva Finance’s, bankruptcy, insolvency or reorganization; and

(8)	Teva’s failure to comply with the provisions described under “—Special Mandatory Redemption.”

The indenture will provide that the trustee shall (other than in the case of (7) above, which shall result in the notes becoming immediately due and payable), within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes affected then outstanding may declare the principal amount of the relevant notes due and payable together with accrued interest, and then the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the relevant notes then outstanding.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified to its satisfaction by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture will provide that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Teva Finance will be required to furnish annually to the trustee a statement as to the fulfillment of its obligations under the indenture.

“Indebtedness” means, with respect to any person:

(1)	any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed by such person in the ordinary course of business in connection with the obtaining of materials or services;

(2)	obligations under exchange rate contracts or interest rate protection agreements;

(3)	any obligations to reimburse Teva Finance of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

(4)	any liability of another person of the type referred to in clause (1), (2) or (3) which has been assumed or guaranteed by such person; and

(5)	any obligations described in clauses (1) through (3) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person.

Consolidation, Merger or Assumption

Teva Finance may, without the consent of the holders of the notes that it issues, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation, limited liability company, partnership or trust organized under the laws of The Netherlands, in the case of Teva Finance, provided that:

•	the successor entity assumes all of the obligations of Teva Finance under the indenture and the notes that Teva Finance has issued; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Under the terms of the indenture, Teva may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation provided that:

•	the successor corporation assumes all of the obligations of Teva under the indenture and the notes issued pursuant to it; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

The indenture will provide that so long as any notes issued under it are outstanding, all of Teva Finance’s capital stock or membership interests, as applicable, will be owned directly or indirectly by Teva or its successor.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

The indenture will provide that it cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or any installment of interest on that note;

•	reduce the principal amount of or interest on that note;

•	change the currency of payment of that note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to that note;

•	modify Teva Finance’s obligations to maintain an office or agency in New York City;

•	modify Teva’s obligation to own, directly or indirectly, all of Teva Finance’s outstanding capital stock or membership interests, as applicable;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of the notes;

•	modify the applicable guarantee in a manner adverse to the holders of the notes;

•	reduce the percentage in aggregate principal amount of outstanding notes necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution.

Changes Requiring Majority Approval

Except as described above, the indenture may be modified or amended with the written consent of the holders of at least a majority in aggregate principal amount of the series of notes affected at the time outstanding.

Changes Requiring No Approval

The indenture or the notes may be modified or amended by Teva Finance, Teva and the trustee, without the consent of the holder of any note of a given series, for the purposes of, among other things:

•	adding to Teva or Teva Finance’s covenants for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Teva or Teva Finance;

•	providing for the assumption of Teva or Teva Finance’s obligations to the holders of the notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity, supplying any omission or correcting any defective provision contained in the indenture ; provided that such modification or amendment does not, in the good faith opinion of Teva Finance’s managing and supervisory directors, adversely affect the interests of the holders of notes in any material respect; and provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the notes issued under the indenture contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the notes; or

•	adding or modifying any other provisions which Teva Finance or Teva, as the case may be, and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Satisfaction and Discharge

Teva Finance and Teva may satisfy and discharge their obligations under the indenture while the notes issued under the indenture remain outstanding if:

•	all outstanding notes issued under the indenture have become due and payable at their scheduled maturity; or

•	all outstanding notes issued under the indenture have been called for redemption,

and, in either case, Teva Finance has deposited with the trustee an amount sufficient to pay and discharge all outstanding notes issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption, as the case may be.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and Paying Agent

The Bank of New York Mellon, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business. The trustee shall be under no obligation to exercise any of the trusts or powers vested in it by an indenture at the request, order or direction of any of the holders of the notes pursuant to such indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred therein or thereby.

Form, Denomination and Registration

Denomination and Registration. The notes will be issued in fully registered form, without coupons, in denominations of $2,000 principal amount and whole multiples of $1,000 in excess of $2,000.

Global Notes; Book-Entry Form. The notes will be represented by permanent global notes in definitive, fully registered form without interest coupons. The global registered notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Except as set forth below, the global registered notes will be transferable, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant whether directly or indirectly.

Upon the issuance of the global registered notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global registered notes to the accounts of participants. The accounts credited will be designated by the underwriters of the beneficial interests. Ownership of beneficial interests in the global registered notes is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global registered notes is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global registered notes other than participants).

So long as DTC or its nominee is the registered holder and owner of the global registered notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global registered notes for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global registered notes will not be entitled to receive definitive registered notes and will not be considered to be the owners or holders of any notes under the global registered notes. Teva Finance understands that under existing industry practice, in the event an owner of a beneficial interest in the global registered notes desires to take any action that DTC, as the holder of the global registered notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global registered notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Teva Finance will make payments of the principal and interest on the notes represented by the global registered notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global registered notes.

Teva Finance expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global registered notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global registered notes as shown on the records of DTC or its nominee. Teva Finance also expects that payments by participants and indirect participants to owners of beneficial interests in the global registered notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and none of Teva Finance, Teva, the trustee or any paying agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global registered notes;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in the global registered notes.

Unless and until they are exchanged in whole or in part for definitive registered notes, the global registered notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of

Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global registered notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global registered notes from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and the credit of any transactions interests in the global registered notes settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global registered notes by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Teva Finance expects that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts at DTC interests in the global registered notes are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if there is an event of default under the notes, DTC will exchange the global registered notes for definitive registered notes, which it will distribute to its participants.

Although Teva Finance expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global registered notes among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of Teva Finance, Teva, the trustee or any paying agent have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global registered notes or ceases to be a clearing agency registered under the Exchange Act and Teva Finance does not appoint a successor depositary within 90 days, Teva Finance will issue definitive registered notes in exchange for the global registered notes.

Definitive Notes. Definitive registered notes may be issued in exchange for notes represented by global registered notes only if Teva Finance does not appoint a successor depositary as set forth above under “—Global Notes; Book-Entry Form” or in other limited circumstances set forth in the indenture.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Willkie Farr & Gallagher LLP, the following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that meet all of the following conditions:

•	they are purchased by those initial holders who purchase notes at the respective “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary addresses only U.S. federal income tax consequences, and does not address the state, local, foreign tax laws or the Medicare tax on net investment income. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of Interest

It is expected (and this discussion assumes) that the notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. In general, however, in the event the notes are issued with more than de minimis OID, U.S. Holders will be required to include OID in ordinary gross income on a constant-yield basis for U.S. federal income tax purposes as it accrues, although the U.S. Holder may not yet have received cash attributable to that income. Interest paid on a note (including any additional amounts and tax withheld from such interest or additional amounts) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Interest income earned by a U.S. Holder will constitute foreign source income for U.S. federal income tax purposes, which may be relevant to a U.S. Holder in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal its initial investment in that note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a note will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Certain non-corporate U.S. Holders are eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or does not otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion under “—Certification Requirement” below, there generally should not be any material U.S. federal income tax consequences to a Non-U.S. Holder of the notes . However, because the proceeds of the notes may be on-lent, in whole or in part, to a U.S. corporation, interest paid to a Non-U.S.

Holder may be subject to U.S. federal income tax rules applicable to certain back-to-back financing arrangements through non-U.S. intermediaries. If applicable, these rules could impose on Teva Finance a withholding obligation with respect to interest payments to Non-U.S. Holders even though Teva Finance itself is not a U.S. person. In that event, a Non-U.S. Holder of the notes should still be entitled to an exemption from U.S. withholding if:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the U.S. borrower entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the U.S. borrower through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification Requirement

If the rules relating to back-to-back financing arrangements described above apply, a Non-U.S. holder of the notes should expect that interest on the notes will not be exempt from withholding tax unless the beneficial owner of that note certifies on the applicable Internal Revenue Service Form W-8 (including W-8BEN or W-8BEN-E) under penalties of perjury, that it is not a U.S. person. In such case, if the beneficial owner of such a note fails to make this certification, payments of interest on that note will be subject to U.S. federal withholding tax at a rate of 30%.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above). These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

U.S. information reporting and backup withholding will generally not apply to payments made on the notes held through a non-U.S. bank or other non-U.S. financial institution that is a participant in Euroclear, Clearstream or The Depository Trust Company. In certain situations, however, information reporting and backup withholding may apply to these payments if a Non-U.S. Holder does not comply with applicable certification procedures to establish that it is not a U.S. person. Payments of sale proceeds made within the United States or through certain U.S.-related financial institutions may be subject to information reporting and backup withholding unless the Non-U.S. Holder complies with applicable certification procedures to establish that it is not a U.S. person.

Additional Withholding Requirements

On March 18, 2010, the Foreign Account Tax Compliance Act (“FATCA”) was signed into law as part of the Hiring Incentives to Restore Employment Act. Under certain circumstances, FATCA will impose a withholding tax of 30% on (i) certain payments of U.S. source interest, and, (ii) beginning on January 1, 2019, the gross proceeds receivable from the sale or disposition of certain assets that give rise to U.S. source dividend or interest payments. As described above, because the proceeds of the notes may be on-lent, in whole or in part, to a U.S. corporation, interest paid to a Non-U.S. Holder may be subject to U.S. federal income tax rules applicable to certain back-to-back financing arrangements through non-U.S. intermediaries, which could result in the notes being within the scope of FATCA. In general, no FATCA withholding will be required with respect to the Notes to the extent that a non-U.S. holder provides to us the documentation described above in “Non-U.S. Holders—Certification Requirement” certifying such non-U.S. holder’s FATCA compliance. Prospective investors are urged to consult their own tax advisors regarding the possible implications of FATCA with respect of the notes.

DUTCH TAX CONSIDERATIONS

The following is a summary of certain material Dutch tax considerations relating to the purchase, ownership and disposition of the notes by persons who are not residents of The Netherlands for Dutch tax purposes. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors.

For Dutch tax purposes, a holder of notes may include an individual who, or an entity that, does not have the legal title to any notes, but to whom nevertheless notes are attributed based either on such individual or entity owning a beneficial interest in notes or based on specific statutory provisions. These include statutory provisions pursuant to which notes are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds such notes.

The following summary is based on Dutch tax law as applied and interpreted by Dutch courts and as published and in effect on the date of this prospectus supplement, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

For the purpose of this section, “Dutch Taxes” shall mean taxes of whatever nature levied by or on behalf of The Netherlands or any of its subdivisions or taxing authorities. “The Netherlands” means the part of the Kingdom of The Netherlands located in Europe.

Withholding tax

Any payments made under the notes will not be subject to withholding or deduction for, or on account of, any Dutch Taxes.

Taxes on income and capital gains

This paragraph does not describe the possible Dutch tax considerations or consequences that may be relevant to a holder of notes who is an individual and for whom the income or capital gains derived from the notes are attributable to employment activities, the income from which is taxable in The Netherlands, nor does this paragraph address the Dutch tax consequences for entities which are a resident of Aruba, Curaçao or Sint Maarten that have an enterprise which is carried on through a permanent establishment or a permanent representative on Bonaire, Sint Eustatius or Saba, and the notes are attributable to such permanent establishment or permanent representative.

A holder of notes will not be subject to any Dutch Taxes on any payment made to that holder under the notes or on any capital gain realized by the holder from the disposal, or deemed disposal, or redemption of the notes, except if:

(1)	the holder of notes is, or is deemed to be, resident in The Netherlands for Dutch (corporate) income tax purposes;

(2)	the holder of notes is an individual and has opted to be taxed as if resident in The Netherlands for Dutch income tax purposes;

(3)	the holder of notes is an individual and derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of the enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands to which the notes are attributable;

(4)	the holder of notes is an individual and has a substantial interest (aanmerkelijk belang), or a fictitious substantial interest (fictief aanmerkelijk belang), in Teva Finance or derives benefits from miscellaneous activities (overage werkzaamheden) carried out in The Netherlands in respect of the notes, including, without limitation, activities which are beyond the scope of active portfolio investment activities;

(5)	the holder of notes is not an individual and has a substantial interest, or a fictitious substantial interest, in Teva Finance, which (fictitious) substantial interest is not part of an artificial structure and one of the main purposes of the chosen ownership structure is the evasion of Dutch income tax or dividend withholding tax;

(6)	the holder of notes is not an individual and is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of the holding of securities, which is effectively managed in The Netherlands and to which enterprise the notes are attributable; or

(7)	the holder of notes is an individual and is entitled to a share in the profits of an enterprise, other than by way of securities, which is effectively managed in The Netherlands and to which enterprise the notes are attributable.

Generally, a holder of notes has a substantial interest if such holder, alone or together with his partner, directly or indirectly:

(1)	owns, or holds certain rights on, shares representing five percent or more of the total issued and outstanding capital of Teva Finance, or of the issued and outstanding capital of any class of shares of Teva Finance;

(2)	holds rights to directly or indirectly acquire shares, whether or not already issued, representing five percent or more of the total issued and outstanding capital of Teva Finance, or of the issued and outstanding capital of any class of shares of Teva Finance; or

(3)	owns, or holds certain rights on, profit participating certificates that relate to five percent or more of the annual profit of Teva Finance or to five percent or more of the liquidation proceeds of Teva Finance.

A holder of notes who is an individual and has the ownership of shares of Teva Finance, will also have a substantial interest if his partner or one of certain relatives of the holder of notes or of his partner has a (fictitious) substantial interest.

For Dutch tax purposes, the ownership of shares of Teva Finance is attributed to a holder of notes based either on that holder owning a beneficial interest in shares of Teva Finance or based on specific statutory provisions. These include statutory provisions pursuant to which shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the shares of Teva Finance, although the holder of notes does not have the legal title of such shares.

Generally, a holder of notes has a fictitious substantial interest if, without having an actual substantial interest in Teva Finance:

(1)	the shares have been obtained under gift law, inheritance law or matrimonial law, on a non-recognition basis, while the disposing shareholder had a substantial interest in Teva Finance;

(2)	the shares have been acquired pursuant to a share merger, legal merger or legal demerger, on an elective nonrecognition basis, while the holder of notes prior to this transaction had a substantial interest in a party to that transaction; or

(3)	the shares held by the holder of notes, prior to dilution, qualified as a substantial interest and, by election, no gain was recognized upon disqualification of these shares.

Gift tax or inheritance tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the notes by, or inheritance of the notes on the death of, a holder of notes, except if:

(1)	at the time of the gift or death of the holder of notes, the holder of notes is resident, or deemed to be resident, in The Netherlands;

(2)	the holder of notes passes away within 180 days after the date of the gift of the notes and is not, or is not deemed to be, at the time of the gift, but is, or is deemed to be, at the time of his death, resident in The Netherlands; or

(3)	the gift of the notes is made under a condition precedent and the holder of notes is resident, or deemed to be resident, in The Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in The Netherlands if he has been a resident in The Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his nationality, will be deemed to be resident in The Netherlands if he has been a resident in The Netherlands at any time during the 12 months preceding the date of the gift.

Other taxes

No other Dutch Taxes, including turnover tax and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of a holder of notes by reason only of the issue, acquisition or transfer of the notes.

Residency

Subject to the exceptions above, a holder of notes will not become resident, or a deemed resident, in The Netherlands for tax purposes, or become subject to Dutch Taxes, by reason only of Teva Finance’s performance, or the holder’s acquisition (by way of issue or transfer to it), holding and/or disposal of the notes.

ISRAELI TAX CONSIDERATIONS

The following is a summary of certain material Israeli tax considerations relating to the ownership of the notes by persons who are not residents of the State of Israel for Israeli tax purposes. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors.

The following discussion is for general information only. It is also applicable to beneficial owners of the notes. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of Israeli income tax laws to their particular situations as well as any tax consequences arising under any non-Israeli taxing jurisdiction or under any applicable tax treaty.

Israeli Tax Liability on Interest Payable by Teva to Non-Israeli Residents

An individual is subject to tax on interest at a reduced rate of up to 25%. The reduced rate is not available to an individual, if interest expenses are claimed as tax deductions with respect to the notes, if the individual is a “substantial shareholder,” (“substantial shareholder” for these purposes is a shareholder who holds directly or indirectly, including with others, at least 10% of any means of control in the company), if there is a special relationship between the individual and the company paying out the interest (unless certain conditions are met), or if the interest is a business income of the individual. In such cases, the individual will be subject to tax on the interest at his marginal tax rate.

Corporate entities are subject to corporate tax on their interest income. The corporate tax rate is currently 25%.

Non-Israeli residents are required to file an income tax return in Israel if they have Israeli sourced interest income, unless the full amount of tax was withheld.

Withholding Taxes on Interest Payable by Teva to Non-Israeli Residents

An Israeli company paying interest on a note denominated in a foreign currency to an individual who is a non-Israeli resident is required to withhold tax at a rate of 25%, except for (i) interest paid to a “substantial shareholder” (as defined above), or (ii) interest paid to an employee, a service provider or a supplier of such Israeli company, who are subject to tax according to the highest marginal tax rate applicable to individuals. Tax liability with respect to interest paid to non-Israeli residents by an Israeli company may be reduced under an applicable tax treaty. To benefit from such reduced rate under an applicable tax treaty, such non-Israeli residents should file an Israeli tax return based on such lower rate.

An Israeli company paying interest on a similar note to a corporate entity will be subject to withholding tax in accordance with the applicable corporate tax rate for the year in which the interest is paid, such rate is currently 25%.

The aforementioned might only apply if Teva as a guarantor pays interest on the notes.

Original Issue Discount. For Israeli income tax purposes, any principal amount reflecting original issue discount is generally treated in the same manner as interest.

Teva and Teva Finance have agreed to pay certain additional amounts in connection with withholding taxes or deductions that may be imposed by Israeli or Dutch authorities. See “Description of the Notes and the Guarantees—Additional Tax Amounts.”

UNDERWRITING (CONFLICTS OF INTEREST)

Teva and Teva Finance have entered into an underwriting agreement with Barclays Capital Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Mizuho Securities USA Inc., as representatives of the underwriters, pursuant to which, and subject to the terms and conditions of which, Teva and Teva Finance have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from them the principal amount of notes set forth in the following table.

Underwriters	Principal Amount of the 2018 notes	Principal Amount of the 2019 notes	Principal Amount of the 2021 notes	Principal Amount of the 2023 notes	Principal Amount of the 2026 notes	Principal Amount of the 2046 notes
Barclays Capital Inc.	$135,000,000	$180,000,000	$270,000,000	$270,000,000	$315,000,000	$180,000,000
BNP Paribas Securities Corp.	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
Credit Suisse Securities (USA) LLC	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
HSBC Securities (USA) Inc.	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
Mizuho Securities USA Inc.	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
Citigroup Global Markets Inc.	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
Morgan Stanley & Co. LLC	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
RBC Capital Markets, LLC	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
SMBC Nikko Securities America, Inc.	135,000,000	180,000,000	270,000,000	270,000,000	315,000,000	180,000,000
Bank of China Limited London Branch	18,750,000	25,000,000	37,500,000	37,500,000	43,750,000	25,000,000
BBVA Securities Inc.	18,750,000	25,000,000	37,500,000	37,500,000	43,750,000	25,000,000
Commerz Markets LLC	18,750,000	25,000,000	37,500,000	37,500,000	43,750,000	25,000,000
Lloyds Securities Inc.	18,750,000	25,000,000	37,500,000	37,500,000	43,750,000	25,000,000
MUFG Securities Americas Inc.	18,750,000	25,000,000	37,500,000	37,500,000	43,750,000	25,000,000
PNC Capital Markets LLC	18,750,000	25,000,000	37,500,000	37,500,000	43,750,000	25,000,000
Scotia Capital (USA) Inc.	18,750,000	25,000,000	37,500,000	37,500,000	43,750,000	25,000,000
TD Securities (USA) LLC	18,750,000	25,000,000	37,500,000	37,500,000	43,750,000	25,000,000

Total	$1,500,000,000	$2,000,000,000	$3,000,000,000	$3,000,000,000	$3,500,000,000	$2,000,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes to be purchased thereunder depends on the satisfaction of certain customary conditions contained in the underwriting agreement.

The underwriters have advised us that they intend to offer the notes initially at the applicable offering prices shown on the cover page of this prospectus supplement and may offer notes to certain dealers at the offering prices less selling concessions not to exceed 0.125% of the principal amount of the 2018 notes, 0.150% of the principal amount of the 2019 notes, 0.200% of the principal amount of the 2021 notes, 0.250% of the principal amount of the 2023 notes, 0.300% of the principal amount of the 2026 notes and 0.500% of the principal amount of the 2046 notes. The underwriters may allow, and dealers may reallow, concessions on sales to other dealers not to exceed 0.100% of the principal amount of the 2018 notes, 0.100% of the principal amount of the 2019 notes, 0.125% of the principal amount of the 2021 notes, 0.125% of the principal amount of the 2023 notes, 0.125% of the principal amount of the 2026 notes and 0.250% of the principal amount of the 2046 notes. After the initial offering of the notes, the underwriters may change the public offering prices and the concessions to selected dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and is also subject to the underwriters’ right to reject any order in whole or in part.

Underwriting Discounts and Expenses

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. The underwriting discounts are equal to 0.225% of the principal amount of the 2018 notes, to 0.250% of the principal amount of the 2019 notes, to 0.350% of the principal amount of the 2021 notes, to 0.400% of the principal amount of the 2023 notes, to 0.450% of the principal amount of the 2026 notes and 0.875% of the principal amount of the 2046 notes.

	Per Note	Total
2018 notes	0.225%	$3,375,000
2019 notes	0.250	5,000,000
2021 notes	0.350	10,500,000
2023 notes	0.400	12,000,000
2026 notes	0.450	15,750,000
2046 notes	0.875	17,500,000

Total	0.428%	$64,125,000

The expenses of the offering that are payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $3.0 million.

Prior to this offering, there has been no public market for the notes. One or more of the underwriters have advised us that they intend to make markets in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make markets in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or adequate trading markets for the notes.

Price Stabilization and Short Positions

The underwriters may engage in over-allotment and stabilizing transactions or purchases and passive market making for the purpose of pegging, fixing or maintaining the prices of the notes in accordance with Regulation M under the Exchange Act:

•	Over-allotment involves sales by the underwriters of notes in excess of the number of notes the underwriter is obligated to purchase, which creates a short position. Since the underwriters in this offering do not have an option to purchase additional securities, their short position will be a naked short position. A naked short position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the prices of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions as well as other purchases made by the underwriters for their own accounts may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Lock-up Agreements

Teva Finance and Teva have agreed with the underwriters that, unless we receive the prior written consent of Barclays Capital Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, HSBC Securities

(USA) Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Mizuho Securities USA Inc., which we refer to as the representatives, we may not, subject to certain customary exceptions, from the date of the underwriting agreements to the closing date of this offering, directly or indirectly, offer, sell, or contract to sell, or otherwise dispose of any debt securities (other than the notes offered hereby and the contemplated Euro senior notes offering and CHF senior notes offering) issued or guaranteed by Teva Finance or Teva.

Indemnification

We have agreed to indemnify the several underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of certain representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

Purchasers of the notes offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Canadian Legal Matters

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Israeli Legal Matters

This prospectus supplement and the accompanying prospectus do not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”) and have not been filed with, or approved by, the Israel Securities Authority and are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel.

In Israel, this prospectus supplement and the accompanying prospectus may be distributed only to, and may be directed only at, persons who have confirmed in writing that (a) they qualify as one of the types of investors listed in the First Addendum to the Israeli Securities Law, and are aware of the implications of being an investor of this type and agree thereto, and (b) they are acquiring the notes for their own account and not with a view to, or for resale in connection with, any distribution thereof.

European Economic Area Legal Matters

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented, warranted and agreed that it has not made and will not make an offer of notes to the public in that Relevant Member State except that it may make an offer of notes:

a)	to any legal entity which is a qualified investor as such term is defined in the Prospectus Directive;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the other underwriters; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided no such offer of the notes shall result in a requirement for the publication by Teva Finance or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom Legal Matters

Each underwriter has represented, warranted and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Teva Finance or Teva; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy Legal Matters

The offering of the notes has not been registered with or cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societá e la Borsa, “CONSOB”) pursuant to Italian securities legislation and, therefore, no notes may be offered, sold or delivered, nor may copies of this prospectus supplement or of any other document relating to the notes be distributed in the Republic of Italy, except: (a) to qualified investors (investitori qualificati) as defined in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time (“Regulation No. 11971”); or (b) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Article 34-ter of Regulation No. 11971.

Any offer, sale or delivery of the notes or distribution of copies of this prospectus supplement or any other document relating to the notes in the Republic of Italy under (a) or (b) above may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, must be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Act”); and(ii) in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy; and (iii) in compliance with any other applicable laws and regulations or requirements imposed by CONSOB or any other Italian authority.

Any investor purchasing the notes is solely responsible for ensuring that any offer or resale of the notes it purchased in the offering occurs in compliance with applicable Italian laws and regulations.

Please note that in accordance with Article 100-bis of the Financial Services Act, where no exemption from the rules on public offerings applies under (a) and (b) above, the subsequent resale of the notes on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the subsequent re-sale of such notes being declared null and void and in the liability of the intermediary transferring the notes for any damages suffered by the investors.

Hong Kong Legal Matters

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan Legal Matters

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore Legal Matters

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Each underwriter has represented and agreed that it will comply with applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers the notes, or has in its possession or distributes any free writing prospectus and any preliminary prospectus or final prospectus relating to the notes.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, the underwriters and their respective affiliates have directly and indirectly provided investment and/or commercial banking services to us, and may do so in the future, for which they have received customary compensation and expense reimbursement, including, but not limited to, serving as financial advisors to us and assisting in obtaining financing and acting as lenders under our credit facilities. In particular, the underwriters and/or affiliates of each of the underwriters are lenders under the new term loan facility, the revolving line of credit and the bridge facility. As described in “Use of Proceeds,” depending on the timing of the closing of the Actavis Generics acquisition, we may need to borrow additional funds under our bridge facility, which we expect to repay with the proceeds of this offering and the other contemplated offerings. In the event that the net proceeds of this offering are used to repay the borrowings under the bridge facility, the underwriters and their affiliates that are lenders under that facility will receive 5% or more of the proceeds from this offering. Because of the manner in which the net proceeds from this offering may be used, this offering will be conducted in accordance with FINRA Rule 5121. Under FINRA Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering.

Certain of the underwriters that have a lending relationship with us and their respective affiliates routinely hedge, and certain other of the underwriters and their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, which may include the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Teva or Teva Finance. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus supplement by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The audited special purpose combined financial statements of the Global Generics Business and Certain Other Assets of Allergan plc included in Teva’s Report of Foreign Private Issuer on Form 6-K dated July 13, 2016 have been incorporated by reference in reliance on the report (which contains an explanatory paragraph related to the fact that the financial statements are not intended to be a complete presentation of the financial position or operations of the Global Generics Business and Certain Other Assets of Allergan plc as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for Teva Finance by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for Teva by Tulchinsky Stern Marciano Cohen Levitski & Co., Israel. Certain legal matters with respect to Dutch law will be passed upon for the issuers by Van Doorne N.V., Netherlands. Certain legal matters relating to this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and, with respect to Israeli law, by Herzog, Fox and Neeman, Israel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we have filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus supplement. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and filed electronically with the SEC. We began filing through the EDGAR system on October 31, 2002.

Our ADSs are quoted on the New York Stock Exchange under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated into this prospectus supplement and the accompanying prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2015;

(2)	Our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on January 4, 2016 (two reports), January 5, 2016, January 6, 2016, January 7, 2016 (report filed at 8:24:25 a.m. EST), January 25, 2016, January 28, 2016 (report filed at 12:23:33 p.m. EST), February 2, 2016, February 24, 2016, February 29, 2016, March 3, 2016 (report filed at 9:22:03 a.m. EST), March 9, 2016, March 10, 2016, March 14, 2016, March 15, 2016, March 22, 2016, March 23, 2016, April 1, 2016 (report filed at 9:29:14 a.m. EDT), April 18, 2016 (report filed at 1:35:02 p.m. EDT), April 29, 2016, May 9, 2016 (report filed at 11:09:47 a.m. EDT), May 31, 2016 (report filed at 7:23:26 a.m. EDT), June 7, 2016 (report filed at 3:44:15 p.m. EDT), June 10, 2016, June 13, 2016, June 23, 2016, June 24, 2016, June 27, 2016, June 28, 2016, July 5, 2016 and July 13, 2016 (reports filed at 6:00:00 a.m. EST and 10:34:58 a.m. EST).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and until this offering is completed, shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 4951033 Israel

+972-3-926-7267

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

American Depositary Shares, each representing

one Ordinary Share, Debt Securities,

Purchase Contracts, Units and Warrants

TEVA PHARMACEUTICAL FINANCE IV, LLC

TEVA PHARMACEUTICAL FINANCE V, LLC

TEVA PHARMACEUTICAL FINANCE VI, LLC

TEVA PHARMACEUTICAL FINANCE COMPANY B.V.

TEVA PHARMACEUTICAL FINANCE IV B.V.

TEVA PHARMACEUTICAL FINANCE V B.V.

TEVA PHARMACEUTICAL FINANCE N.V.

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

TEVA PHARMACEUTICAL FINANCE NETHERLANDS III B.V.

TEVA PHARMACEUTICAL FINANCE NETHERLANDS IV B.V.

Debt Securities, fully and unconditionally guaranteed by

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We and our finance subsidiaries may offer and sell from time to time:

•	American Depositary Shares, or ADSs, each representing one ordinary share;

•	senior or subordinated debt securities;

•	purchase contracts;

•	units; and

•	warrants.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Our ADSs are quoted on the New York Stock Exchange under the symbol “TEVA.” If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and the documents we incorporate by reference. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Teva and the other registrants filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, any of the registrants may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities which we may offer and the related guarantees, if any, of those securities. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before purchasing any of our securities.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “Teva,” “we,” “us” and “our” refer to Teva Pharmaceutical Industries Limited and its subsidiaries, collectively. References to “Teva Finance IV LLC” refer to Teva Pharmaceutical Finance IV, LLC. References to “Teva Finance V LLC” refer to Teva Pharmaceutical Finance V, LLC. References to “Teva Finance VI LLC” refer to Teva Pharmaceutical Finance VI, LLC. References to the “LLCs” refer to Teva Finance IV LLC, Teva Finance V LLC and Teva Finance VI LLC. References to “Teva Finance Company BV” refer to Teva Pharmaceutical Finance Company B.V. References to “Teva Finance IV BV” refer to Teva Pharmaceutical Finance IV B.V. References to “Teva Finance V BV” refer to Teva Pharmaceutical Finance V B.V. References to “Teva Finance NV” refer to Teva Pharmaceutical Finance N.V. References to the “BVs” refer to Teva Finance Company BV, Teva Finance IV BV, Teva Finance V BV and Teva Finance NV. References to “Teva Finance Netherlands II” refer to Teva Pharmaceutical Finance Netherlands II B.V. References to “Teva Finance Netherlands III” refer to Teva Pharmaceutical Finance Netherlands III B.V. References to “Teva Finance Netherlands IV” refer to Teva Pharmaceutical Finance Netherlands IV B.V. References to the “Netherlands BVs” refer to Teva Finance Netherlands II, Teva Finance Netherlands III and Teva Finance Netherlands IV. References to the “finance subsidiaries” refer to the LLCs, the BVs and the Netherlands BVs, collectively.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

General

We are a global pharmaceutical company, committed to increasing access to high-quality healthcare by developing, producing and marketing affordable generic medicines and a focused portfolio of specialty medicines. We operate in pharmaceutical markets worldwide, with a significant presence in the United States, Europe and other markets. As a world leading pharmaceutical company, we are strategically positioned to benefit from ongoing changes in the global healthcare environment.

We seek to address unmet patient needs while capitalizing on evolving market, economic and legislative dynamics in global healthcare. These dynamics include the aging population, increased spending on pharmaceuticals in emerging markets, economic pressure on governments and private payors to provide accessible healthcare solutions, legislative and regulatory reforms, an increase in patient awareness and the growing importance of over-the-counter (“OTC”) medicines.

We believe that our dedicated leadership and employees, world-leading generics expertise and portfolio, focused specialty portfolio, global reach, robust R&D capabilities and global infrastructure and scale position us to take advantage of opportunities created by these dynamics.

Segments

We operate our business in two segments:

•

Generic medicines, which include chemical and therapeutic equivalents of originator medicines in a variety of dosage forms, including tablets, capsules, injectables, inhalants, liquids, ointments and creams. We are the leading generic drug company in the United States and Europe, and we have a significant or growing presence in our Rest of the World markets. We are also one of the world’s leading manufacturers of active pharmaceutical ingredients.

•

Specialty medicines, which include several franchises, most significantly our core therapeutic areas of central nervous system medicines such as Copaxone®, Azilect® and Nuvigil® and of respiratory medicines such as ProAir® HFA and QVAR®. Our specialty medicines segment includes other therapeutic areas, such as oncology medicines, including Treanda®, women’s health and selected other areas.

In addition to these two segments, we have other activities, primarily PGT Healthcare, our OTC consumer healthcare joint venture with The Procter & Gamble Company.

Actavis Generics Acquisition

On July 26, 2015, we entered into a definitive agreement (the “Master Purchase Agreement”) with Allergan plc to acquire its worldwide generic pharmaceuticals business and certain other assets, which we refer to as “Actavis Generics.” Following an amendment to the Master Purchase Agreement dated July 11, 2016, we will pay total consideration of $33.5 billion in cash and approximately 100 million of Teva’s ordinary shares, to be issued to Allergan at the closing of the transaction. Closing of the transaction is subject to certain conditions, including relevant regulatory approvals. Other than the closing conditions that can only be satisfied on the closing date, we believe that the only unsatisfied closing condition is the approval of the U.S. Federal Trade Commission (“FTC”). We expect that closing will occur shortly, based upon our current estimate of the timing to obtain clearance from the FTC. We previously received regulatory approval from the European Commission for the acquisition, subject to certain divestitures. In connection with the closing of the Actavis Generics acquisition, due to regulatory requirements, we expect to divest products with aggregate revenues in 2015 of approximately $1.1 billion.

Following consummation of the acquisition, our generic medicines segment is expected to make up a much larger percentage of our revenues. Further information about the Actavis Generics acquisition, including a copy of the Master Purchase Agreement, as amended, is contained in our Reports of Foreign Private Issuer on Form 6-K filed by us with the SEC on July 28, 2015 and July 13, 2016.

The special purpose combined financial statements and other information relating to Actavis Generics are included in a Report of Foreign Private Issuer on Form 6-K we filed with the SEC on July 13, 2016.

Teva was incorporated in Israel on February 13, 1944, and is the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 4951033, Israel, and our telephone number is +972-3-926-7267.

FINANCE SUBSIDIARIES

Teva has organized various finance subsidiaries for the purpose of issuing debt securities pursuant to this prospectus. There are no separate financial statements of the finance subsidiaries in this prospectus because these entities are, or will be treated as, subsidiaries of Teva for financial reporting purposes. We do not believe the financial statements would be helpful to the holders of the securities of these entities because:

•

Teva is a reporting company under the Securities Exchange Act of 1934, as amended (referred to in this prospectus as the “Exchange Act”), and owns, directly or indirectly, all of the voting interests of these entities;

•	these entities do not have any independent operations and do not propose to engage in any activities other than issuing securities and investing the proceeds in Teva or its affiliates; and

•	these entities’ obligations under the securities will be fully and unconditionally guaranteed by Teva.

These entities are exempt from the information reporting requirements of the Exchange Act.

Teva Finance IV LLC

Teva Finance IV LLC is a limited liability company that was formed on December 1, 2008 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance V LLC

Teva Finance V LLC is a limited liability company that was formed on December 1, 2011 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance VI LLC

Teva Finance VI LLC is a limited liability company that was formed on December 1, 2011 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance Company BV

Teva Finance BV is a Curaçao private limited liability company that was formed on November 23, 2005. Its address is Schottegatweg Oost 29-D, Curaçao, telephone number +5999 7366066.

Teva Finance IV BV

Teva Finance IV BV is a Curaçao private limited liability company that was formed on June 28, 2011. Its address is Schottegatweg Oost 29-D, Curaçao, telephone number +5999 7366066.

Teva Finance V BV

Teva Finance V BV is a Curaçao private limited liability company that was formed on June 28, 2011. Its address is Schottegatweg Oost 29-D, Curaçao, telephone number +5999 7366066.

Teva Finance NV

Teva Finance NV is a Curaçao limited liability company that was formed on December 29, 2000. Its address is Schottegatweg Oost 29-D, Curaçao, telephone number +5999 7366066.

Teva Finance Netherlands II

Teva Finance Netherlands II is a Dutch private limited liability company that was formed on October 16, 2013. Its address is Piet Heinkade 107, 1019 GM Amsterdam, Netherlands, telephone number +31 (0)20-2193000.

Teva Finance Netherlands III

Teva Finance Netherlands III is a Dutch private limited liability company that was formed on September 21, 2015. Its address is Piet Heinkade 107, 1019 GM Amsterdam, Netherlands, telephone number +31 (0)20-2193000.

Teva Finance Netherlands IV

Teva Finance Netherlands IV is a Dutch private limited liability company that was formed on April 22, 2016. Its address is Piet Heinkade 107, 1019 GM Amsterdam, Netherlands, telephone number +31 (0)20-2193000.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors set forth in Part I, Item 3 in our Annual Report on Form 20-F for our most recent fiscal year, as updated by our Reports of Foreign Private Issuer on Form 6-K and other filings we make from time to time with the SEC, as incorporated by reference in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

The disclosure and analysis in this prospectus, including statements that are predictive in nature, or that depend upon or refer to future events or conditions, contain or incorporate by reference some forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, referred to in this prospectus as the “Securities Act.” Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the anticipated results of acquisitions, including our pending Actavis Generics acquisition;

•	the development and launch of our products, including product approvals and results of clinical trials;

•	projected markets and market size;

•	anticipated results of litigation and regulatory proceedings;

•	our projected revenues, market share, expenses, net income margins, profitability and capital expenditures; and

•	our liquidity.

The forward-looking statements contained or incorporated by reference herein involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results, include, in addition to others not described in this prospectus, those referenced under “Risk Factors” on page 5 of this prospectus. These are factors that we think could cause our actual results to differ materially from our expected results.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements or other information contained in this prospectus, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our Reports of Foreign Private Issuer on Form 6-K that are filed with the SEC. See “Risk Factors” on page 5 of this prospectus. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for each of the periods presented below was as follows:

	Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	14.4	9.3	11.8	4.7	5.7	12.5

The finance subsidiaries did not have any independent operations for the relevant periods.

PRICE RANGE OF ADSs AND ORDINARY SHARES

Teva Ordinary Shares

Teva’s ordinary shares have been listed on the Tel Aviv Stock Exchange (“TASE”) since 1951. As of March 31, 2016, Teva had 914,087,572 ordinary shares outstanding, including ordinary shares underlying our outstanding ADSs.

The table below sets forth in New Israeli Shekels (“NIS”) the high and low intraday sale prices of the ordinary shares on the TASE during the periods indicated, as reported by the TASE.

Period	High	Low
Last six months:
July 2016 (through July 7)	195.00	191.00
June 2016	210.00	190.00
May 2016	205.24	188.20
April 2016	216.11	203.60
March 2016	229.62	199.13
February 2016	245.83	209.70
January 2016	258.50	239.50
Last eleven quarters:
Q3 2016 (through July 7)	195.00	191.00
Q2 2016	255.38	188.20
Q1 2016	258.50	239.50
Q4 2015	259.30	214.70
Q3 2015	275.90	217.60
Q2 2015	267.40	220.20
Q1 2015	255.50	217.50
Q4 2014	230.90	187.00
Q3 2014	199.50	175.80
Q2 2014	187.30	168.60
Q1 2014	181.30	138.70
Last five years:
2015	275.90	214.70
2014	230.90	138.70
2013	152.30	128.00
2012	174.30	137.10
2011	205.90	129.80

On July 7, 2016, the last reported sale price of the ordinary shares on the TASE was NIS 195.00.

Teva ADSs

Teva’s ADSs, which have been traded in the U.S. since 1982, were listed and admitted to trading on the Nasdaq National Market in October 1987 and were subsequently traded on the Nasdaq Global Select Market. On May 30, 2012, Teva transferred the listing of its ADSs to the New York Stock Exchange. The ADSs are quoted under the symbol “TEVA.” JPMorgan Chase Bank, N.A. serves as depositary for the ADSs. As of March 31, 2016, Teva had 781,226,641 ADSs outstanding. Each ADS represents one ordinary share; accordingly, the number of the outstanding ADSs is included in the number of outstanding ordinary shares. For a more detailed description of Teva ADSs, see “Description of Teva American Depositary Shares.”

The following table sets forth information regarding the high and low prices of an ADS on NYSE or NASDAQ, as applicable, for the periods specified in U.S. dollars.

Period	High	Low
Last six months:
July 2016 (through July 7)	50.70	49.26
June 2016	54.98	48.01
May 2016	54.59	49.18
April 2016	57.78	52.50
March 2016	58.95	52.27
February 2016	62.01	53.10
January 2016	65.92	59.59
Last eleven quarters:
Q3 2016 (through July 7)	50.70	49.26
Q2 2016	57.77	48.01
Q1 2016	65.92	59.59
Q4 2015	66.55	54.59
Q3 2015	72.31	54.17
Q2 2015	68.75	58.47
Q1 2015	64.08	54.53
Q4 2014	58.95	47.36
Q3 2014	55.70	50.39
Q2 2014	54.70	48.35
Q1 2014	52.94	39.64
Last five years:
2015	72.31	54.17
2014	58.95	39.64
2013	41.74	36.26
2012	46.65	36.63
2011	57.08	35.00

On July 7, 2016, the last reported sale price for the ADSs on NYSE was $50.52.

Various other stock exchanges quote derivatives and options on our ADSs under the symbol “TEVA”.

Dividends

We have paid dividends on our ordinary shares/ADSs on a regular quarterly basis since 1986. Our dividend policy is regularly reviewed by our board of directors based upon conditions then existing, including our earnings, financial condition, capital requirements and other factors. Our ability to pay cash dividends may be restricted by instruments governing our debt obligations. Until April 2015, dividends were declared and paid in NIS, and then converted into U.S. dollars and paid by the depositary of our ADSs for the benefit of owners of ADSs. Commencing in April 2015, dividends are declared and paid in U.S. dollars.

Dividends on our outstanding mandatory convertible preferred shares are payable on a cumulative basis when, as and if declared by our board of directors at an annual rate of 7% on the liquidation preference of $1,000 per mandatory convertible preferred share. Declared dividends are paid in cash on March 15, June 15, September 15 and December 15 of each year commencing March 15, 2016, to and including December 15, 2018 (such dividends were paid on March 15 and June 15 of 2016). So long as any mandatory convertible preferred shares remain outstanding, no dividends may be declared or paid on our ordinary shares or ADSs, unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash has been set apart for the payment of such dividends upon, all outstanding mandatory convertible preferred shares.

Dividends paid by an Israeli company to non-Israeli residents are generally subject to withholding of Israeli income tax at a rate of up to 25%. Such tax rates apply unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence. In our case, the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the specific dividend and, accordingly, the applicable rate may change from time to time.

The following table sets forth the amounts of the dividends declared on our ordinary shares/ADSs in respect of each period indicated prior to deductions for applicable Israeli withholding taxes (in cents per share).

	2016	2015	2014	2013	2012
	In cents per share
1st interim	34.0	34.0	34.7	32.0	26.3
2nd interim	N/A	34.0	35.3	32.2	25.0
3rd interim	N/A	34.0	32.1	32.6	25.7
4th interim	N/A	34.0	33.8	34.3	31.1

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by Teva or the finance subsidiaries will be used for general corporate purposes, which may include additions to working capital, investments in or extensions of credit to our subsidiaries, the repayment of indebtedness, repurchases of our ADSs, ordinary shares and other securities and acquisitions.

DESCRIPTION OF ORDINARY SHARES

The following is a summary of the terms of Teva ordinary shares, including certain provisions contained in Teva’s memorandum of association (the “Memorandum”), Teva’s articles of association (the “Articles”) and applicable Israeli laws in effect on the date of this registration statement. This summary is qualified by reference to the full text of the Memorandum and the Articles, which are incorporated by reference as exhibits hereto.

Description of Ordinary Shares

The par value of Teva’s ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of ordinary shares are entitled to participate equally (along with the holders of Teva’s ordinary “A” shares, par value NIS 0.10 per share) in the receipt of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors and subject to the preferences and priorities of the mandatory convertible preferred shares. All ordinary shares represented by the ADSs will be issued in registered form only. The Israeli Companies Law, 5759-1999 (the “Companies Law”) and the Articles do not provide for preemptive rights to the holders of Teva’s shares. Each Teva ordinary share entitles the holder thereof to one vote.

Neither the Memorandum, the Articles nor the laws of the State of Israel restrict the ownership or voting of Teva’s ordinary shares or ADSs by non-residents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

General Shareholder Meetings

Under the Companies Law and Teva’s Articles, Teva is required to hold an annual general meeting every calendar year no later than fifteen months after the previous annual general meeting. In addition, Teva is required to convene a special meeting of shareholders:

•	upon the demand of two directors or one-quarter of the serving directors;

•	upon the demand of one or more shareholders holding at least 5% of Teva’s issued share capital and 1% or more of its voting rights; and

•	upon the demand of one or more shareholders holding at least 5% of Teva’s voting rights;

provided that a demand by a shareholder to convene a special meeting must set forth the matters to be considered at the meeting and otherwise comply with all other requirements of applicable law and the Articles.

If the board of directors receives a demand to convene a special meeting satisfying the above conditions, it must announce the scheduling of the meeting within 21 days after the demand was delivered, subject to the relevant requirements of the Companies Law and the regulations thereunder. If the board of directors fails to do so, the party who demanded to convene the special meeting may convene the meeting itself, subject to the provisions of the Companies Law.

The agenda of a general meeting is determined by the board of directors. The agenda must also include matters for which the convening of a special meeting was demanded, as well as any matter requested by one or more shareholders who hold at least 1% of Teva’s voting rights, subject to complying with certain requirements. Pursuant to Israeli law, a Teva shareholder who wishes to include a matter on the agenda of a general meeting must submit the request within seven days of publication of the notice with respect to the general meeting, or within 14 days of a preliminary notice of the intention to convene the general meeting, in order for it to be eligible to be considered at the general meeting. Under the Articles, a request by a shareholder who holds at least 1% of Teva’s voting rights to include a matter on the agenda of a general meeting must be submitted in writing to Teva no later than 14 days after the first publication of Teva’s annual consolidated financial statements preceding the annual general meeting at which the consolidated financial statements for such year are to be presented. Any such demands or requests must comply with the requirements of applicable law, applicable stock exchange rules and the Articles.

Notice

Pursuant to the Companies Law, the regulations thereunder and the Articles, Teva is generally required to announce the convening of general meetings at least 35 days in advance, but is not required to deliver personal notices of a general meeting or of any adjournment thereof to shareholders. Teva may reasonably determine the method of publicizing the convening of general meetings, including by publishing a notice in one or more daily newspapers in Israel or in one or more international wire services, and any such publication will be deemed to have been duly given and delivered on the date of such publication. Shareholders as of the record date determined in respect of the general meeting are entitled to participate in and vote at the meeting. Under Israeli law, in certain circumstances public companies are required to send voting cards and position papers to their shareholders. The Articles require that shareholder meetings take place in Israel, unless the Company’s center of management has been transferred to another country in accordance with the Articles.

Voting and Quorum Requirements

The quorum required for a general meeting of shareholders is at least two shareholders present in person or by proxy or represented by an authorized representative, who jointly hold at least 25% of Teva’s paid-up share capital. If a meeting is adjourned for lack of a quorum, it will generally be adjourned to the same time and place on the same day of the following week unless the board of directors sets another date, time and place in a notice to all persons who are entitled to receive notice of general meetings. Should no legal quorum be present at such reconvened meeting a half hour following the time set for such meeting, the necessary quorum consists of any two shareholders present, in person or by proxy, who jointly hold at least 20% of Teva’s paid-up share capital.

In accordance with the terms of the mandatory convertible preferred shares, certain matters, including certain amendments to the Articles, also require the approval of the holders of the mandatory convertible preferred shares, as described below under “Description of Mandatory Convertible Preferred Shares.”

A shareholder who intends to vote at a meeting must demonstrate ownership of shares in accordance with the Companies Law and the regulations promulgated thereunder.

Shareholder Resolutions

The Companies Law provides that resolutions on certain matters, such as amending a company’s articles of association, exercising the authority of the board of directors in certain circumstances, appointing auditors, appointing statutory independent directors, approving certain transactions, increasing or decreasing the registered share capital and approving certain mergers, must be approved by the shareholders at a general meeting. A company may determine in its articles of association certain additional matters with respect to which decisions will be made by the shareholders at a general meeting.

Generally, under the Articles, shareholder resolutions are deemed adopted if approved by the holders of a simple majority of the voting rights represented at a general meeting in person or by proxy and voting, unless a different majority is required by law or the Articles. Pursuant to the Companies Law and the Articles, certain shareholder resolutions (for example, resolutions amending many of the provisions of the Articles) require the affirmative vote of at least 75% of the voting rights represented at a general meeting and voting in person or by proxy, and certain other amendments to the Articles require the affirmative vote of at least 85% of the voting rights represented at a general meeting and voting in person or by proxy, unless the board of directors sets a lower percentage, by a supermajority of three-quarters of the voting directors.

Change of Control

Subject to certain exceptions, the Companies Law requires that a merger (which for these purposes is defined as involving two Israeli companies) be approved by both the board of directors and by the shareholders of each of the merging companies and, with respect to the target company, if its share capital is divided into more than one class, the approval of each class of shares is required (in accordance with the majority and legal quorum requirements set forth in the Companies Law and the articles of association). However, a merger may not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting (disregarding any abstentions) after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including the relatives of or corporations controlled by these persons, unless an Israeli court determines otherwise at the request of shareholders holding at least 25% of the voting rights of the company.

In approving a merger, the board of directors of both merging companies must determine that there is no reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy its obligations to its creditors. Similarly, upon the request of a creditor of either party to the proposed merger, an Israeli court may prevent or delay the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy the obligations of the merging parties. A court may also issue other instructions for the protection of creditors’ rights in connection with a merger. Further, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for the approval of the merger were filed with the Israeli Registrar of Companies; and (ii) 30 days have passed since the merger was approved by the shareholders of each party to the merger.

Under the Companies Law, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would hold (i) 25% or more of the voting rights of the company if there is no other holder of 25% or more of the company’s voting rights; or (ii) more than 45% of the voting rights of the company if there is no other holder of more than 45% of the company’s voting rights. This requirement does not apply to certain events set forth in the Companies Law, including a purchase of shares by an offeree in a “private placement” that receives specific shareholder approval. The board of directors must either give the shareholders its opinion as to the advisability of the tender offer or explain why it is unable to do so. The board of directors must also disclose any personal interest of any of its members in the proposed acquisition.

The tender offer may be consummated only if (i) at least 5% of the company’s voting rights will be acquired; and (ii) the majority of the offerees who responded to the offer accepted the offer, excluding offerees who are controlling shareholders of the offeror, offerees who hold 25% or more of the voting rights in the company or who have a personal interest in accepting the tender offer, or anyone on their behalf or on behalf of the offeror including the relatives of or corporations controlled by these persons.

CEO and Center of Management

Under the Articles, Teva’s chief executive officer and a majority of the members of the board of directors are required to be residents of Israel, unless Teva’s center of management has been transferred to another country in accordance with the Articles. The Articles require that Teva’s center of management remain in Israel, unless the board of directors otherwise resolves by a supermajority of three-quarters of the participating votes.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED SHARES

The following is a summary of certain provisions of our mandatory convertible preferred shares. A copy of our Articles setting forth the terms of the mandatory convertible preferred shares, as well as our Memorandum, are available upon request from us at the address set forth in the section of this prospectus entitled “Where You Can Find More Information.” This description of the terms of the mandatory convertible preferred shares is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Articles, which are incorporated by reference as an exhibit hereto.

Teva has one series of preferred shares: its 7% mandatory convertible preferred shares, par value NIS 0.10 per share, of which 5,000,000 shares are authorized and 3,712,500 shares are outstanding, which are fully paid and nonassessable.

The mandatory convertible preferred shares rank senior to Teva’s ordinary shares. Accordingly, in the event of Teva’s voluntary or involuntary liquidation, holders of mandatory convertible preferred shares will be entitled to receive, from assets lawfully available for distribution to shareholders, a liquidation preference of $1,000.00 per share plus any accumulated and unpaid dividends thereon before any payment is made to holders of our ordinary shares and ADSs. Teva does not have the right to redeem the mandatory convertible preferred shares.

Holders of mandatory convertible preferred shares do not have any preemptive rights and generally have no voting rights or any other right with respect to Teva’s annual meetings and special meetings, except with respect to amendments to Teva’s Memorandum or Articles that adversely affect the rights, preferences, privileges or voting powers of the mandatory convertible preferred shares, including the creation or increase of the authorized amount of, a class of senior shares, the consummation of certain mergers, consolidations with another entity, share exchanges or reclassifications involving the mandatory convertible preferred shares or as specifically required by Israeli law. Any such amendments or actions generally must be approved by holders of at least three-quarters of the mandatory convertible preferred shares present at a meeting of holders of mandatory convertible preferred shares where a quorum of two-thirds of the then outstanding mandatory convertible preferred shares is present in person or by proxy.

Dividends on the mandatory convertible preferred shares are payable on a cumulative basis when, as and if declared by Teva’s board of directors at an annual rate of 7% on the liquidation preference of $1,000 per mandatory convertible preferred share. Declared dividends will be paid in cash on March 15, June 15, September 15 and December 15 of each year commencing March 15, 2016, to and including December 15, 2018.

Each mandatory convertible preferred share will automatically convert on December 15, 2018 (the “mandatory conversion date”) into between 13.3333 and 16.0000 ADSs, subject to anti-dilution adjustments. The number of ADSs issuable upon conversion of the mandatory convertible preferred shares will be determined based on the average volume weighted average price per ADS over the 20 consecutive trading day period beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date. At any time prior to the mandatory conversion date, other than during a fundamental change conversion period as defined in the Articles, holders of mandatory convertible preferred shares may elect to convert each mandatory convertible preferred share into ADSs at the minimum conversion rate of 13.3333 ADSs per mandatory convertible preferred share, subject to anti-dilution adjustments.

In addition, if a fundamental change as defined in the Articles with respect to Teva occurs, holders may elect to convert their mandatory convertible preferred shares during a specified period beginning on the fundamental change effective date, in which case such mandatory convertible preferred shares will be converted into ADSs at the fundamental change conversion rate as defined in the Articles and converting holders will also be entitled to receive a fundamental change dividend make-whole amount and any accumulated but unpaid dividends.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the deposit agreement, as amended on February 29, 2016, which we refer to as the “deposit agreement,” among Teva, JPMorgan Chase Bank, N.A., as depositary, which we refer to as the “depositary,” and the holders from time to time of ADSs. This summary is not complete and is qualified in its entirety by the deposit agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form F-6 filed with the SEC on October 30, 2012, as amended on February 29, 2016. Additional copies of the deposit agreement are available for inspection at the principal office of the depositary, 4 New York Plaza, 12th Floor, New York, New York 10004.

American Depositary Shares and Receipts

Each ADS represents one ordinary share of Teva deposited with the custodian. ADSs may be issued in uncertificated form or may be evidenced by an American Depositary Receipt, or ADR. ADRs evidencing a specified number of ADSs are issuable by the depositary pursuant to the deposit agreement.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the custodian of ordinary shares of Teva accompanied by an appropriate confirmation or confirmations of a book-entry transfer or instrument or instruments of transfer or endorsement in form satisfactory to the custodian and any certificates as may be required by the depositary or the custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the deposit agreement, to or upon the written order of the person or persons entitled thereto, uncertificated securities or an ADR registered in the name of such person or persons for the number of ADSs issuable with respect to such deposit.

Every person depositing ordinary shares under the deposit agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid and non-assessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADSs by that person is not restricted under the Securities Act.

Upon surrender of ADSs at the corporate trust office of the depositary, and upon payment of the fees provided in the deposit agreement, ADS holders are entitled to delivery to them or upon their order at the principal office of the custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash represented by the surrendered ADSs. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADS holder surrendering ADSs.

The depositary may deliver ADSs prior to the receipt of ordinary shares or “pre-release.” The depositary may deliver ordinary shares upon the receipt and surrender of ADSs that have been pre-released, whether or not such surrender is prior to the termination of such pre-release or the depositary knows that such ADSs have been pre-released. Each pre-release will be:

•

accompanied by a written representation from the person to whom ordinary shares or ADSs are to be delivered that such person, or its customer, (i) owns the ordinary shares or ADSs to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such ordinary shares or ADSs, as the case may be, to the depositary in its capacity as such and for the benefit of the holders of the ADSs, and (iii) will not take any action with respect to such ordinary shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary, disposing of such ordinary shares or ADSs, as the case may be), other than in satisfaction of such pre-release;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary with no more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADSs outstanding at any time as a result of pre-releases will not normally exceed 30% of the ordinary shares outstanding with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary shall, as promptly as practicable, convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can reasonably do so and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it or the custodian receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any fees of the depositary and expenses incurred by the depositary in connection with conversion, to the holders of ADSs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes, net of expenses of conversion into U.S. dollars. If the depositary determines that any foreign currency received by it or the custodian cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADS holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADSs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADSs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of such holders of ADSs.

If any distribution upon any ordinary shares deposited or deemed deposited under the deposit agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADSs, on a pro rata basis, additional ADSs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the deposit agreement and net of any fees and expenses of the depositary. In lieu of delivering fractional ADSs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADSs. If additional ADSs are not so distributed, each ADS shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADS prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADSs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

•

if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADSs or to certain holders of ADSs but not other holders of ADSs, the depositary may distribute to any holder of ADSs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate; or

•

if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADSs, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the holder of ADSs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADSs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADSs because of exchange restrictions or the date of delivery of any ADS or otherwise.

In circumstances in which rights would not otherwise be distributed, if a holder of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the deposit agreement, and shall issue and deliver to such holder legended ADRs or confirmations with respect to uncertificated ADSs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADSs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADSs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADSs in general or any holder in particular.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADS holders entitled thereto.

Upon any change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the deposit agreement, and ADSs shall thenceforth represent, in addition to the existing deposited securities, the right to receive the new ordinary shares so received in respect of ordinary shares, unless additional ADSs are delivered or the depositary calls for the surrender of outstanding ADSs to be exchanged for new ADSs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date which shall be as close as practicable to the record date applicable to the ordinary shares, provided that the record date established by Teva or the depositary shall not occur on a day on which the shares or ADSs are not traded in Israel or the U.S.:

•	for the determination of the holders of ADSs who shall be:

•	entitled to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	entitled to give instructions for the exercise of voting rights at any such meeting, or

•	on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADS holders at its corporate trust office when furnished by Teva pursuant to the deposit agreement and, upon request by Teva, will mail such notices, reports and communications to ADS holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADS holders a notice containing:

•	such information as is contained in the notice received by the depositary;

•

a statement that the holders of ADSs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs; and

•	a statement as to the manner in which such instructions may be given.

Upon the written request of an ADS holder on such record date, received on or before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to vote or cause to be voted the amount of ordinary shares represented by the ADSs in accordance with the instructions set forth in such request. The depositary shall not itself exercise any voting discretion over any ordinary shares. The depositary may, to the extent not prohibited by the deposit agreement, law or regulation or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the owners a notice that provides owners with instructions on how to retrieve such materials or receive such materials upon request.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the deposit agreement may at any time be amended by written agreement between Teva and the depositary, without the consent of the ADS holders. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of holders of ADSs shall, however, not become effective until the expiration of thirty days after notice of such amendment has been given to the holders of outstanding ADSs. Every holder of an ADS at the time such amendment becomes effective will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADS holder to surrender the ADSs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law. However, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or any receipt to ensure compliance therewith, Teva and the depositary may amend or supplement the deposit agreement and the receipts at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to owners or within any other period of time as required for compliance.

Whenever so directed by Teva, the depositary has agreed to terminate the deposit agreement by mailing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to Teva and the holders of all ADSs then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADSs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the deposit agreement, except:

•	the collection of dividends and other distributions;

•	the sale of rights and other property; and

•

the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs, subject to the terms of the deposit agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore surrendered their ADSs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the deposit agreement. Upon the termination of the deposit agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees and out-of-pocket expenses of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):

•	any applicable taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•

a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the delivery of ADSs in connection with the deposit of ordinary shares, distributions in ordinary shares or the distribution of rights on the ordinary shares;

•	a fee of $0.02 or less per ADS for any cash distributions on the ordinary shares;

•	a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the distribution of securities on the ordinary shares (other than ordinary shares or rights thereon);

•

a fee $0.02 or less per ADS annually for depositary services performed by the depositary and/or the custodians (which may be charged directly to the owners or which may be withheld from cash distributions, at the sole discretion of the depositary); and

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including the custodian and expenses incurred on behalf of holders of the ADSs in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares, the sale of ordinary shares, the delivery of ADSs or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law.

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADSs.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the deposit agreement. The surrender of outstanding ADSs and withdrawal of deposited ordinary shares may not be suspended subject only to:

•	temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with the U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the delivery, registration of transfer, split-up, combination or surrender of any ADS or withdrawal of ordinary shares, the depositary, the custodian or the registrar may require payment from the person presenting the ADS or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADSs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the deposit agreement. The depositary may refuse to deliver ADSs, register the transfer of any ADS or make any distribution on, or related to, ordinary shares until it or the custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADSs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than Teva’s business or a matter related to the deposit agreement or ADSs.

General

Neither the depositary nor Teva nor any of their directors, employees, agents or affiliates will be liable to the holders of ADSs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s memorandum and articles of association, as amended, or any circumstance beyond its control, the depositary or Teva or any of their respective directors, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the deposit agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the deposit agreement are expressly limited to performing their obligations specifically set forth in the deposit agreement without negligence, bad faith or willful misconduct.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We or any of the other finance subsidiaries may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, between Teva and The Bank of New York Mellon, as trustee. Teva’s subordinated debt securities would be issued under a subordinated indenture between Teva and The Bank of New York Mellon, as trustee. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The senior debt securities of each finance subsidiary would be issued under a senior indenture among that entity, Teva, as guarantor, and The Bank of New York Mellon, as trustee. The subordinated debt securities of each finance subsidiary would be issued under a subordinated indenture among that entity, Teva, as guarantor, and The Bank of New York Mellon, as trustee.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” All senior indentures are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” All subordinated indentures are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be the issuer’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of the issuer’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series, as well as debt securities of other series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for ADSs or other of our securities or of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material Israeli, U.S. federal, and if applicable, Curaçao or Dutch income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if the issuer and/or guarantor, as the case may be, fails to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantor, as the case may be, becomes bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as event of default, having occurred and be continuing:

•	default is made in the payment of premium or principal in respect of the securities;

•	default is made for more than 30 days in the payment of interest in respect of the securities;

•

the issuer and/or guarantor, as the case may be, fails to perform or observe any of its other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	issuer’s and/or guarantor’s, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantor, as the case may be; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its reasonable satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that the issuer and guarantor, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture. The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

the issuer irrevocably deposits with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where the issuer’s obligation runs to the holder of the security named on the face of the security or

•	in bearer form, where the issuer’s obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Guarantees

Teva will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by the finance subsidiaries pursuant to this prospectus. The guarantee is set forth in, and forms part of, the finance subsidiary indenture under which the debt securities will be issued. If, for any reason, the issuer does not make any required payment in respect of its debt securities when due, the guarantor will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture, and on a subordinated basis to the extent the guaranteed debt securities are issued under the subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the guarantor will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under “—Subordination of the Subordinated Debt Securities.” The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF PURCHASE CONTRACTS

Teva may issue purchase contracts for the purchase or sale of debt or equity securities issued by Teva or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Teva may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Teva to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Teva’s obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Teva may issue units consisting of one or more purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, ordinary shares, ADSs, and/or other equity securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF WARRANTS

Teva may issue warrants to purchase its debt or equity securities, debt securities of the finance subsidiaries or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Teva and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli, U.S. federal, and if applicable, Curaçao or Dutch income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

The material Israeli, U.S. federal, and if applicable, Curaçao or Dutch income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Teva or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Teva or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Teva or any of its subsidiaries to indemnification by Teva or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Teva or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this Prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The audited special purpose combined financial statements of the Global Generics Business and Certain Other Assets of Allergan plc included in Teva’s Report of Foreign Private Issuer on Form 6-K filed July 13, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the fact that the financial statements are not intended to be a complete presentation of the financial position or operations of the Global Generics Business and Certain Other Assets of Allergan plc as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Tulchinsky Stern Marciano Cohen Levitski & Co., Israel. Certain legal matters with respect to Curaçao law will be passed upon for the issuers by VanEps Kunneman VanDoorne, Curaçao. Certain legal matters with respect to Dutch law will be passed upon for the issuers by Van Doorne N.V., Netherlands. Any underwriters will be advised about other issues relating to any offering by their own counsel.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxies, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and filed electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated into this prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2015, including the description of Teva’s ordinary shares, par value NIS 0.10 per share and the American Depositary Shares representing the ordinary shares, contained therein; and

(2)	Our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on January 4, 2016 (two reports), January 5, 2016, January 6, 2016, January 7, 2016 (report filed at 8:24:25 a.m. EST), January 25, 2016, January 28, 2016 (report filed at 12:23:33 p.m. EST), February 2, 2016, February 24, 2016, February 29, 2016, March 3, 2016 (report filed at 9:22:03 a.m. EST), March 9, 2016, March 10, 2016, March 14, 2016, March 15, 2016, March 22, 2016, March 23, 2016, April 1, 2016 (report filed at 9:29:14 a.m. EDT), April 18, 2016 (report filed at 1:35:02 p.m. EDT), April 29, 2016, May 9, 2016 (report filed at 11:09:47 a.m. EDT), May 31, 2016 (report filed at 7:23:26 a.m. EDT), June 7, 2016 (report filed at 3:44:15 p.m. EDT), June 10, 2016, June 13, 2016, June 23, 2016, June 24, 2016, June 27, 2016, June 28, 2016, July 5, 2016 and July 13, 2016 (two reports filed prior to the filing of this prospectus).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may also obtain copies of these documents free of charge through our website at http://www.tevapharm.com or by contacting us at our address or telephone number set forth below. Other than the documents incorporated by reference herein as specified above, the documents and other information on our website are not incorporated by reference herein.

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 4951033 Israel

972-3-926-7267

ENFORCEMENT OF CIVIL LIABILITIES

Teva Pharmaceutical Industries Limited

Teva is organized under the laws of Israel and most of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, a substantial portion of Teva’s assets are located outside of the United States. Therefore, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva Finance Company BV, Teva Finance IV BV, Teva Finance V BV, Teva Finance NV, Teva Finance Netherlands II, Teva Finance Netherlands III and Teva Finance Netherlands IV

Each of the BVs is organized under the laws of Curaçao and each of the Netherlands BVs is organized under the laws of the Netherlands, and its managing directors and supervisory directors reside outside the United States, and all or a significant portion of the assets of such person may be, and substantially all of the assets of each of the BVs and the Netherlands BVs are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon any of the BVs or the Netherlands BVs or any such person or to enforce against any of the BVs or the Netherlands BVs or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and Curaçao and the United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in Curaçao or the Netherlands.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in Curaçao or the Netherlands, that party may submit to the Curaçao or Dutch court the final judgment that has been rendered in the United States.

A foreign judgment would be enforceable in Curaçao generally, without any re-examination of the merits of the original judgment provided that:

(1)	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

(2)	the judgment is valid in the jurisdiction where rendered;

(3)	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

(4)	the judgment does not violate natural justice or any compulsory provisions of Curaçao law, or principles of public policy;

(5)	the terms and conditions governing the indentures do not violate any compulsory provisions of Curaçao law, or principles of public policy;

(6)	the judgment is not contrary to a prior or simultaneous judgment of a competent Curaçao court; and

(7)	the judgment has not been rendered in proceedings of a penal, revenue or other public law nature.

A Dutch court will generally grant the same judgment without re-litigation on the merits if:

(1)	that judgment results from legal proceedings compatible with Dutch notions of due process;

(2)	that judgment does not contravene public policy of the Netherlands; and

(3)	the jurisdiction of the relevant federal or state court in the United States has been based on internationally accepted principles of international civil law.

Subject to the foregoing and provided that service of process occurs in accordance with applicable treaties, investors should be able to enforce in the Netherlands final judgments in civil and commercial matters obtained from U.S. federal or state courts. However, it is doubtful whether a Dutch court would accept jurisdiction and impose civil liability in an original action commenced in the Netherlands and predicated solely upon U.S. securities laws.

$15,000,000,000

Teva Pharmaceutical Finance Netherlands III B.V.

$1,500,000,000 1.400% Senior Notes due 2018

$2,000,000,000 1.700% Senior Notes due 2019

$3,000,000,000 2.200% Senior Notes due 2021

$3,000,000,000 2.800% Senior Notes due 2023

$3,500,000,000 3.150% Senior Notes due 2026

$2,000,000,000 4.100% Senior Notes due 2046

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

PROSPECTUS SUPPLEMENT

July 18, 2016

Joint Book-Running Managers

BARCLAYS

BofA MERRILL LYNCH

BNP PARIBAS

CREDIT SUISSE

HSBC

MIZUHO SECURITIES

CITIGROUP

MORGAN STANLEY

RBC CAPITAL MARKETS

SMBC NIKKO

Co-Managers

BANK OF CHINA

BBVA

COMMERZBANK

LLOYDS SECURITIES

MUFG

PNC CAPITAL MARKETS LLC

SCOTIABANK

TD SECURITIES